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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

United Therapeutics Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1040 Spring Street Silver Spring, MD 20910	55 T.W. Alexander Drive Research Triangle Park, NC 27709

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        The 2016 annual meeting of shareholders of United Therapeutics Corporation will be held at our co-headquarters located at 1110 Spring Street, Silver Spring, Maryland 20910, on Tuesday, June 21, 2016, at 9:00 a.m. local time for the following purposes:

  1.
  To elect the three Class II directors named in the Proxy Statement and nominated by our Board of Directors to serve three-year terms until the 2019 annual meeting of shareholders and until their successors are duly elected and qualified or until their office is otherwise vacated;

  2.
  To vote on an advisory resolution to approve executive compensation;

  3.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016; and

  4.
  To consider and act upon such other business as may properly come before the annual meeting of shareholders and any adjournment or postponement thereof.

        Only shareholders as of April 27, 2016 are entitled to notice of, and to vote at, our 2016 annual meeting of shareholders.

        Important Notice Regarding the Availability of Proxy Materials for United Therapeutics Corporation's 2016 Annual Meeting of Shareholders to Be Held on Tuesday, June 21, 2016:

United Therapeutics Corporation's Proxy Statement and Annual Report on Form 10-K are available at:
http://ir.unither.com/annual-proxy.cfm.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE SO THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. ALL SHAREHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THIS MEETING. If you wish to attend the meeting in person, you will be asked to present your admission ticket and valid, government-issued photo identification, such as a driver's license, as described in the Proxy Statement.

        Please refer to page 25 of the Proxy Statement for a letter from the Compensation Committee of our Board of Directors.

By Order of the Board of Directors,

Paul A. Mahon Corporate Secretary

April 28, 2016
Silver Spring, Maryland
Research Triangle Park, North Carolina

i

PAGE
Table: Pension Benefits in 2015	51
Supplemental Executive Retirement Plan	52
Potential Payments Upon Termination or Change in Control	53
Table: Potential Payments Upon Termination or Change in Control	54
Severance and Change in Control Payments to Named Executive Officers	55
PROPOSAL NO. 3: Ratification of the Appointment of Ernst & Young LLP as United Therapeutics Corporation's Independent Registered Public Accounting Firm for 2016	57
REPORT OF OUR AUDIT COMMITTEE AND INFORMATION ON OUR INDEPENDENT AUDITORS	58
Report of our Audit Committee	58
Principal Accountant Fees and Services	60
Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of our Independent Auditors	60
OTHER MATTERS	61
Certain Relationships and Related Party Transactions	61
Beneficial Ownership of Common Stock	62
Section 16(a) Beneficial Ownership Reporting Compliance	65
Shareholder Proposals and Director Nominations	65
Other Business	66
Shareholders Sharing the Same Address	66
Annual Report	67
Attending the Annual Meeting	67
Annex A—Non-GAAP Financial Information	A-1
Proxy Card

ii

UNITED THERAPEUTICS CORPORATION

1040 Spring Street Silver Spring, MD 20910	55 T.W. Alexander Drive Research Triangle Park, NC 27709

PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

General

        This Proxy Statement and the accompanying proxy card are being furnished to shareholders of United Therapeutics Corporation in connection with the solicitation by our Board of Directors (Board) of proxies to be voted at our 2016 annual meeting of shareholders (Annual Meeting) and any adjournment or postponement thereof. Our Annual Meeting will be held on Tuesday, June 21, 2016, beginning at 9:00 a.m. local time at our co-headquarters located at 1110 Spring Street, Silver Spring, Maryland 20910. Proxy materials or a Notice of Internet Availability of Proxy Materials (Notice) were first sent to shareholders on or about May 6, 2016.

Record Date and Outstanding Shares

        On April 27, 2016 (the Record Date), there were approximately 44,549,087 shares of our common stock outstanding and entitled to vote at our Annual Meeting. Only shareholders of record on the Record Date will be entitled to vote, either in person or by proxy, at our Annual Meeting, and each share will have one vote for each director nominee and one vote for each other matter to be voted on. If you are a beneficial owner of shares of our common stock (that is, you hold shares through a broker, bank, trust or other nominee), you must obtain a legal proxy from the broker, bank, trust or other nominee that holds your shares if you wish to vote in person at the meeting.

Internet Availability of Proxy Materials

        As permitted by the rules of the Securities and Exchange Commission, we are making our proxy materials available to shareholders primarily via the Internet, rather than mailing printed copies of these materials to shareholders. On or about May 6, 2016, we sent to many of our shareholders a Notice containing instructions on how to access and review our proxy materials, including our Proxy Statement and the 2015 Annual Report on Form 10-K, and vote online.

        This process is designed to expedite shareholders' receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. Shareholders who requested paper copies of the proxy materials did not receive the Notice and will receive the proxy materials in the format requested.

Solicitation

        We will bear the cost of soliciting proxies. Our officers and employees may solicit proxies in person or by telephone, fax, email or regular mail, and they will receive no additional compensation for such work. Copies of solicitation materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and normal handling charges may be paid for such forwarding service. We have also retained Georgeson Inc. to assist in soliciting proxies for a fee of approximately $12,000, plus customary expenses.

Voting Rights and Quorum

        Shares can be voted at our Annual Meeting only by shareholders who are present in person or represented by proxy. Whether or not you plan to attend our Annual Meeting in person, you are encouraged to vote your shares. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to achieve a quorum for the transaction of business at the Annual Meeting.

        If you are a shareholder of record (that is, you hold shares in your own name), you may revoke any proxy given pursuant to this solicitation at any time before it is exercised by delivering to the Corporate Secretary of United Therapeutics Corporation at 1040 Spring Street, Silver Spring, Maryland 20910, a written notice of revocation or a fully executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If you are a beneficial owner (that is, you hold shares through a broker, bank, trust or other nominee), please contact your bank or broker to revoke a previously given proxy or change your voting instructions.

        If you are a beneficial owner, your broker, bank, trust or other nominee has the discretion to vote on routine corporate matters presented in the proxy materials without your specific voting instructions. Your broker, bank, trust or other nominee does not have the discretion to vote on non-routine matters. Only Proposal No. 3 (ratification of the appointment of our independent registered public accounting firm) is considered a routine matter. Proposals No. 1 and 2 are not considered routine matters, and without your specific voting instructions your shares will not be voted on these proposals.

        Abstentions and "broker non-votes" (i.e., shares held by brokers, banks, trusts or other nominees that are represented at the meeting but with respect to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof) will be counted as present in determining whether the quorum requirement is satisfied.

Proxy

        If the enclosed proxy card is properly executed and returned prior to the Annual Meeting, the shares represented by the proxy card will be voted in accordance with the shareholder's directions. If the proxy card is signed and returned without any direction given, shares of our common stock represented by the proxy will be voted in accordance with our Board's recommendations as follows: (i) FOR the election of each of the three director nominees named on the proxy card; (ii) FOR the advisory resolution to approve executive compensation; and (iii) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.

Voting Requirements

  Election of Directors

        Directors are elected by a majority of votes cast at our Annual Meeting. A majority of votes cast means that the number of votes cast for the director nominee's election must exceed the number of votes cast against that director nominee's election. Broker non-votes and abstentions are not considered votes cast and therefore have no impact on the election of directors. Cumulative voting is not permitted in the election of directors. Proxies may not be voted for more than three nominees.

  All Other Proposals to Be Voted On

        The affirmative vote of the holders of a majority of the outstanding shares of common stock present, in person or by proxy, at our Annual Meeting, and entitled to vote on the matter, is required for approval of each of the other proposals to be voted on at the meeting. Abstentions have the same effect as an "against" vote. Broker non-votes, if any, have no impact on the vote.

 PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Our Board consists of eleven members and is divided into three classes of three or four members each. At each annual meeting of shareholders, members of one of the classes, on a rotating basis, are elected to a three-year term. This year at our Annual Meeting, Mr. Christopher Causey, Mr. Richard Giltner and Dean Judy Olian are nominees for election as Class II directors to serve three-year terms until our 2019 annual meeting of shareholders or until their successors are duly elected and qualified or their office is otherwise vacated. Dr. Roger Jeffs will not stand for reelection to our Board at the Annual Meeting, and the Board will be reduced to ten members effective as of the Annual Meeting. Dean Olian was appointed to the Board in June 2015 upon the recommendation of our Nominating and Governance Committee. She was recommended for our Nominating and Governance Committee's consideration by our Lead Independent Director.

        Each of our director nominees has consented to be named herein and to continue to serve on our Board of Directors, if elected. We do not anticipate that any nominee will become unable or unwilling to accept his or her nomination or election. If such an event should occur, the persons named on the proxy card intend to vote for the election of such other person as is recommended to our Board by our Nominating and Governance Committee in such nominee's stead. In the alternative, the persons named on the proxy card may simply vote for the remaining nominees, leaving a vacancy that may be filled at a later date by our Board of Directors, or our Board of Directors may reduce the size of our Board.

        We believe that our directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our shareholders. We also endeavor to have a Board of Directors that, as a whole, represents a range of experiences in business, government, education and technology and in other areas that are relevant to our business activities. In addition, our Board believes there are certain attributes every director should possess, which are described in the Director Nominations and Diversity section below.

        In evaluating incumbent directors for re-nomination to our Board, the members of our Nominating and Governance Committee consider a variety of factors. These include each director's independence, financial literacy, personal and professional accomplishments, tenure on our Board and experience in light of our business goals. The following presents information concerning persons nominated for election as directors at our Annual Meeting and for those of our directors whose terms of office will continue after our Annual Meeting, including their age (as of the date of this Proxy Statement), membership on committees of our Board, principal occupations or affiliations during the last five years or more, director qualifications, and certain other directorships held. For additional information concerning the director nominees, including stock ownership and compensation, see the section entitled Director Compensation and the Beneficial Ownership of Common Stock table below.

 Nominees as Class II Directors for Election at our 2016 Annual Meeting of Shareholders

Christopher Causey, M.B.A. Age 53 Chairman, Compensation Committee Member, Nominating and Governance Committee	Mr. Causey has served as the Principal of the Causey Consortium, a professional services organization providing business strategy and marketing counsel to the healthcare industry, since 2002. Previously, Mr. Causey served as a senior marketing officer for a variety of healthcare companies. From 2001 to 2002, Mr. Causey served as the Chief Marketing Officer for Definity Health Incorporated. He was also a member of the board of directors of Data Sciences International, Inc., a private company that develops wireless physiological monitoring solutions, from 2008 to 2013. Mr. Causey has served as a United Therapeutics director since 2003.

Drawing upon over 20 years of experience in strategic planning and marketing for health care delivery, financing and biotechnology organizations, including as Principal of Causey Consortium, Mr. Causey brings to our Board substantial experience in the health care and biotech industries. Now that we have five FDA-approved products, our Board benefits from Mr. Causey's extensive leadership experience as a senior health care marketing executive.
Richard Giltner Age 52 Chairman, Audit Committee Member, Nominating and Governance Committee
From 2009 until his retirement in 2010, Mr. Giltner was a portfolio manager at Lyxor Asset Management, an asset management group at the French bank Société Générale. From 2006 until 2009, he served as a managing director of Société Générale Asset Management, an international fund management firm, and head of the European office for its fund of hedge funds group. From 2003 to 2006, Mr. Giltner was the global head of foreign exchange options for the investment banking arm of Société Générale. He also held various other managerial positions within Société Générale from 1991 until 2003. Mr. Giltner has been a private investor since his retirement from Société Générale in 2010. Our Board of Directors has determined that Mr. Giltner is an audit committee financial expert as defined under the rules and regulations of the Securities and Exchange Commission (SEC) and meets the financial sophistication requirements of NASDAQ's listing standards. Mr. Giltner has served as a United Therapeutics director since 2009.

Mr. Giltner brings to our Board over twenty years of experience in the financial sector, including international financial markets, financial derivatives, alternative investments and asset management. As our business continues to grow and expand, our Board benefits from Mr. Giltner's global business and financial experience and his perspective as an institutional investor as well as his leadership experience in international finance from his service in various management roles at Société Générale.

Judy Olian, Ph.D. Age 64	Dean Olian is the dean of the UCLA Anderson School of Management and the John E. Anderson Chair in Management. Her research and business expertise centers on aligning organizational strategies and design with human resource systems and incentives, and managing top management teams. She began her UCLA appointment in 2006 after serving as dean and professor of management at the Smeal College of Business Administration at the Pennsylvania State University. Earlier, she served in various faculty and executive roles at the University of Maryland and its Robert H. Smith School of Business. Dean Olian serves or has been a member of various advisory boards, including Beijing University's Guanghua School of Business, the U.S. Studies Centre at the University of Sydney, Catalyst, a leading global think tank for women in business, and is Chairman of the Loeb Awards for Business Journalism. Born and raised in Australia, Dean Olian received her B.S. in Psychology from the Hebrew University, Jerusalem and her M.S. and Ph.D. in Industrial Relations from the University of Wisconsin, Madison. She was the Chairman of AACSB International, the premier thought leadership and accreditation organization for leading global business schools, and also serves on the board of directors of Ares Management, L.P., a publicly traded global alternative asset management firm, and Westwood Technology Transfer Inc., a not-for-profit organization focused on protecting and optimizing the discoveries and inventions developed at UCLA. She has served as a United Therapeutics director since 2015.

As the dean of one of the world's leading business schools, Dean Olian brings valuable expertise in managing and leading a large organization. Her academic expertise, which centers on the alignment of organizational strategies with human resource systems and incentives, provides valuable insight to a growing biotech company like United Therapeutics. In addition, her experience as a director of Ares Management provides valuable public company board experience.

 Class I Directors Continuing in Office with Terms Ending in 2018

Katherine Klein Age 59	Professor Klein has served as the Vice Dean of the Wharton Social Impact Initiative since July 2012, and as The Wharton School's Edward H. Bowman Professor of Management since 2005. She also served as Professor of Management of The Wharton School from 2004 to 2005. Prior to joining Wharton, Professor Klein was on the faculty of the University of Maryland and a visiting professor at the Stanford Graduate School of Business. She received her B.A. from Yale University, and her Ph.D. in Community Psychology from the University of Texas at Austin. An award-winning organizational psychologist, Professor Klein has conducted extensive field research regarding a range of topics including team leadership, climate, conflict, social networks and effectiveness; organizational change and technology implementation; employee diversity; and employee responses to stock ownership. She has taught executive education, studied, and consulted with a variety of for-profit and non-profit organizations including Charles Schwab, Rohm and Haas, North American Scientific, Medtronic, The Baltimore Shock Trauma Center, Penn Vet, the U.S. Census Bureau, and the Korean Management Association. Her research has been published in numerous top journals including Administrative Science Quarterly, Journal of Applied Psychology, the Academy of Management Journal, and the Academy of Management Review. She is also a former associate editor of the Journal of Applied Psychology and Administrative Science Quarterly. Professor Klein is a Fellow of the Academy of Management, the Society for Industrial and Organizational Psychology, the American Psychological Association, and the Association for Psychological Science. She has served as a United Therapeutics director since 2014.

As a professor and Vice-Dean at one of the world's leading business schools, Professor Klein brings valuable expertise in organizational behavior and employee ownership culture, two topics that are of vital importance to a growing biotech company like United Therapeutics. As we adapt to the needs of a more mature company while balancing our goal of maintaining an entrepreneurial culture designed to foster continued high growth and innovation, Professor Klein provides valuable insight to our Board.

Ray Kurzweil Age 68 Member, Scientific Committee	Mr. Kurzweil is an inventor, entrepreneur and author, and has created several important technologies in the artificial intelligence field. He has received the National Medal of Technology, the MIT Lemelson Prize, twenty honorary doctorates, a Grammy award for his contributions to music technology, and honors from three U.S. Presidents. Mr. Kurzweil was selected as a 2002 inductee into the National Inventors Hall of Fame. Since 1995, Mr. Kurzweil has served as the Chief Executive Officer of Kurzweil Technologies, Inc., a technology development firm. Since January 2013, he has also served as a Director of Engineering for Google Inc., a global technology and Internet search company. He has served as a United Therapeutics director since 2002.

Mr. Kurzweil brings to our Board extensive technological experience as an inventor and technology developer. His technical experience in the areas of artificial intelligence, telemedicine, and pharmaceutical research and development, and his experience in building businesses around his inventions, provide our Board with perspective in evaluating current and proposed technologies and business opportunities. Mr. Kurzweil also brings to our Board substantial corporate leadership experience from his role as Chief Executive Officer of Kurzweil Technologies, Inc.
Martine Rothblatt, Ph.D., J.D., M.B.A. Age 61 Chairman of the Board Co-Chief Executive Officer
Dr. Rothblatt founded United Therapeutics in 1996 and served as Chairman and Chief Executive Officer since its inception through January 2015, when she assumed her current position of Chairman and Co-Chief Executive Officer. Prior to founding United Therapeutics, she founded and served as Chairman and Chief Executive Officer of Sirius XM Satellite Radio. She is a co-inventor on four of our patents pertaining to treprostinil. In 2014, Dr. Rothblatt was appointed to the Committee of Science, Technology and Law of the National Research Council. She has served as a United Therapeutics director since 1996.

Dr. Rothblatt brings to our Board extensive leadership and business experience at technology companies such as Sirius XM Satellite Radio, as well as in-depth knowledge of our company from her service as our founder, Chairman and Chief Executive Officer. She also has substantial knowledge of medical ethics, having obtained her Ph.D. in medical ethics from the Royal College of Medicine and Dentistry, Queen Mary College, University of London.

Louis Sullivan, M.D. Age 82 Member, Compensation Committee Member, Nominating and Governance Committee Member, Scientific Committee	Dr. Sullivan currently serves as a Director of Henry Schein, Inc. (since 2001) and Emergent BioSolutions, Inc. (since 2005), both publicly-traded companies. Dr. Sullivan previously served on the boards of directors of a wide range of public companies, including General Motors Company, BioSante Pharmaceuticals, Inc., Bristol-Myers Squibb Company, Cigna Corporation, 3M Company, Household International (now HSBC), Equifax and Georgia Pacific Corporation. Dr. Sullivan was the founding President of Morehouse School of Medicine, from 1981 to 1989, served as President again from 1993 to 2002, and became President Emeritus in 2002. Dr. Sullivan was also one of the founders and served as Chairman of Medical Education for South African Blacks, Inc., a member of the National Executive Council for the Boy Scouts of America, and a member of the Board of Trustees of Little League of America. Dr. Sullivan served as Secretary of the U.S. Department of Health and Human Services from 1989 to 1993. He is a physician certified in internal medicine with a subspecialty certification in hematology. He has served as a United Therapeutics director since 2002.

Dr. Sullivan brings to our Board extensive experience in the healthcare industry as a public official from his service as a Secretary of the U.S. Department of Health and Human Services, physician certified in internal medicine and professor and administrator at Morehouse School of Medicine. He also has substantial public company board experience gained from his service as a director of Henry Schein, Inc. and Emergent BioSolutions, Inc. as well as his previous public company board service.

 Class III Directors Continuing in Office with Terms Ending in 2017

Raymond Dwek, C.B.E., F.R.S. Age 74 Chairman, Scientific Committee	Professor Dwek is a Fellow of the Royal Society, London, and has served as Director of the Glycobiology Institute at the University of Oxford since 1988. He also served as Professor of Glycobiology at the University of Oxford from 1988 through 2009, and currently serves as Professor Emeritus. He was President of the Institute of Biology (a professional organization) from 2008 through 2010. From 2000 to 2006, Professor Dwek served as head of the Department of Biochemistry at the University of Oxford. Professor Dwek has been serving in various positions at the University of Oxford since 1966. In 1988, Professor Dwek was the scientific founder of Oxford GlycoSciences PLC, which was publicly traded on the London Stock Exchange and NASDAQ, and he served as a member of its Board of Directors until its sale in 2003. He was the 2007 Kluge Chair of Technology and Society at the U.S. Library of Congress. Professor Dwek is the founder of glycobiology, the study of the structure, biosynthesis and biology of sugar chains attached to proteins. He has served as a United Therapeutics director since 2002.

Professor Dwek has extensive scientific experience as both head of the Department of Biochemistry at the University of Oxford, the world's largest biochemistry department, and as a biotechnology innovator at organizations such as the Glycobiology Institute and Oxford GlycoSciences PLC. In evaluating existing and potential new programs, our Board benefits from his scientific insight and experience in pharmaceutical research and development.

Christopher Patusky, J.D., M.G.A. Age 52 Vice Chairman of the Board Lead Independent Director Chairman, Nominating and Governance Committee Member, Audit Committee Member, Compensation Committee	Mr. Patusky has worked in the private, public and nonprofit sectors during his career. From 1988 to 2000, he practiced law, focusing on litigation, intellectual property, and business startups. After receiving a masters degree in governmental administration, Mr. Patusky served from 2002 to 2007 as the Executive Director and member of the faculty of the University of Pennsylvania's Fels Institute of Government. From 2007 to 2011, he served as the Director of the Office of Real Estate and member of the Senior Policy Team at the Maryland Department of Transportation, staying on in a part-time capacity with the department until 2013. Since 2012, Mr. Patusky has served as the founding principal of Patusky Associates, LLC, providing strategic advice to government and private-sector clients. Since January 2014, he has also served as an executive manager of Slater Run Vineyards, LLC, a family farm-based vineyard and winery. Our Board of Directors has determined that Mr. Patusky meets the financial sophistication requirements of NASDAQ's listing standards. He has served as a United Therapeutics director since 2002.

Mr. Patusky brings to our Board extensive governance experience from his former position as an administrator and faculty member at the Fels Institute of Government, which is the University of Pennsylvania's graduate program in public policy and public management, as well as legal experience from his prior career in private practice, which focused on litigation, intellectual property law, and business startups. Mr. Patusky also brings to our Board familiarity with governmental regulation and relations between the government and the private sector due to his leadership experience in state government in the Maryland Department of Transportation. His responsibilities at the Fels Institute and the Maryland Department of Transportation have included significant budgetary management and oversight responsibilities.

Tommy Thompson, J.D. Age 74 Member, Audit Committee	Before entering the private sector in 2005, Governor Thompson enjoyed a long and distinguished career in public service. As Secretary of the U.S. Department of Health and Human Services from 2001 to 2005, he was a leading advocate for the health and welfare of all Americans. He also served four terms as Governor of Wisconsin from 1987 to 2001. Governor Thompson served as a partner at the law firm of Akin Gump Strauss Hauer & Feld LLP in Washington, D.C. from 2005 until January 2012, when he resigned in order to run for the United States Senate. From 2005 to 2009, he also served as the Independent Chairman of the Deloitte Center for Health Solutions, which researches and develops solutions to some of our nation's most pressing health care and public health related challenges. He also served as chairman of the board of directors of AGA Medical Holdings, Inc. from 2005 until 2010, and is a member of the boards of directors of Centene Corporation, C.R. Bard, Inc., Cytori Therapeutics, Inc., Physicians Realty Trust and TherapeuticsMD, Inc. He previously served on the boards of numerous other public companies, including Cancer Genetics Inc., CareView Communications, Inc., CNS Response, Inc., SpectraScience and X Shares Advisors. Our Board of Directors has determined that Governor Thompson meets the financial sophistication requirements of NASDAQ's listing standards. Governor Thompson has served as a United Therapeutics director since 2010.

Governor Thompson brings to our Board experience in the healthcare industry, both as a public official (former Secretary of the U.S. Department of Health and Human Services) and in the private sector (Deloitte Center for Health Solutions), as well as public company board experience (AGA Medical Holdings, Inc., CareView Communications, Inc., Centene Corporation, C.R. Bard, Inc., Cytori Therapeutics, Inc., SpectraScience, CNS Response, Inc., Physicians Realty Trust, TherapeuticsMD, Inc., X Shares Advisors) and knowledge of legislative affairs. Governor Thompson's legal experience from his private practice at Akin Gump Strauss Hauer & Feld LLP also is useful in our Board's oversight of our legal and regulatory compliance.

BOARD OF DIRECTORS, COMMITTEES, CORPORATE GOVERNANCE

The Role of our Board: Risk Oversight

        Our Board is responsible for overseeing the risks facing our company. Our Board works directly with our executive officers and other members of our senior management in carrying out its risk oversight function. Our directors take a proactive, interested and detailed approach to their service on our Board, and set expectations to promote our success through the achievement of business objectives while maintaining high standards of responsibility and ethics. At its regularly scheduled meetings, our Board receives reports from our Chairman and Co-Chief Executive Officer, President and Co-Chief Executive Officer, Chief Financial Officer and General Counsel, and may also receive reports from the Committee Chairmen, outside consultants and other members of senior management, among others. These presentations often include identification and assessment of risks our company currently faces or may face in the future. Our Board is able to ask questions, discuss and provide guidance to management on the risks presented, as well as any risks that our Board identifies. Our senior management is responsible for assessing risk on a daily basis. Our Board expects that our senior management continually identifies, assesses and manages the short-term and long-term risks faced by our company. If members of our senior management identify risks that are material to our company, our Board may convene a special meeting to discuss, assess and address such risks.

        Our Board implements its risk oversight function both as a whole and through delegation to various committees. These committees meet regularly and report back to the full Board. Our Audit Committee's responsibilities include general oversight of our company's practices with respect to risk assessment and risk management. Our Compensation Committee's duties include overseeing an assessment of the incentives and risks arising from or related to our compensation policies and practices, including but not limited to those applicable to our executive officers, and evaluating whether those incentives and risks are appropriate. Our Nominating and Governance Committee's responsibilities include oversight of our company's practices with respect to legal and regulatory compliance risk.

        In April 2016, our Compensation Committee reviewed a risk assessment conducted by management and our Compensation Committee's independent compensation consultant, Towers Watson & Co. (Towers Watson), to determine whether the design of our employee compensation programs and the amounts and components of employee compensation might create incentives for excessive risk-taking by our employees. Based on this review, our Compensation Committee concluded that the risks arising from our employee compensation programs are not reasonably likely to have a material adverse effect on our company. Our Compensation Committee believes that our compensation programs encourage employees, including our executives, to remain focused on a balance of the short-term and long-term operational and financial goals of our company, thereby reducing the potential for actions that involve an excessive level of risk. See the section entitled Compensation Discussion and Analysis—Summary of Compensation Governance Policies for information regarding certain risk-mitigating features of our compensation programs.

Board of Directors Leadership

        Dr. Rothblatt, who founded our company, presently serves as Chairman of our Board and Co-Chief Executive Officer, and Dr. Jeffs serves as President and Co-Chief Executive Officer. As discussed in Recent Developments below, Dr. Jeffs resigned from his position as our President and Co-Chief Executive Officer effective as of June 26, 2016, at which time Dr. Rothblatt will become our sole Chief Executive Officer and continue to serve as Chairman of our Board. Our Board believes that the combined role of Chairman and Chief Executive Officer is an appropriate leadership structure for our company. In this regard, having a combined Chairman and Chief Executive Officer provides an efficient and effective leadership model for a growing entrepreneurial company like ours, as it fosters clear accountability, effective decision-making, and alignment on corporate strategy. In addition, because our Board works closely with our executive officers and members of senior management, there is a natural synergy in the combined Chairman and co-Chief Executive Officer role that facilitates our Board's guidance of management.

        The independent directors on our Board have designated Mr. Patusky as Lead Independent Director. The Lead Independent Director is selected annually by the independent directors. Among other responsibilities, our Lead Independent Director coordinates the activities of our independent directors, approves Board meeting schedules and agendas, chairs all meetings of our Board when the Chairman is not present, including executive sessions of our independent directors, and serves as principal liaison between our independent directors and our Chairman and senior management. The Lead Independent Director also has the authority to call executive sessions of the independent directors and is available for consultation and communication with major shareholders. A more detailed description of the responsibilities of the Lead Independent Director is included in our Corporate Governance Guidelines, which are available on our website at http://ir.unither.com/corporate-governance.cfm.

Director Nominations and Diversity

        The Nominating and Governance Committee of our Board does not have a formal policy with respect to considering director candidates or director diversity. Once our Nominating and Governance Committee identifies a potential director nominee, it screens the candidate, performs reference checks and conducts interviews with the assistance of our General Counsel. If the outcome of that process is favorable, our Nominating and Governance Committee may recommend the candidate to our Board for consideration.

        Our Nominating and Governance Committee considers candidates recommended by shareholders and evaluates them using the same criteria as it uses to evaluate all other candidates. Our Nominating and Governance Committee seeks to recommend director candidates who will enhance the quality of our Board's deliberations and decisions, who will take their duties seriously and who will promote the values and ethics to which we subscribe.

        A shareholder who wishes to recommend a prospective nominee for our Nominating and Governance Committee's consideration should submit the candidate's name and qualifications to our Corporate Secretary at the address set forth under Shareholder Communication with Directors below.

  Minimum Criteria for Director Candidates

        To be considered by our Nominating and Governance Committee, a director candidate must meet the following minimum criteria:

  •
  Personal and professional integrity;

  •
  A record of exceptional ability and judgment;

  •
  Ability and willingness to participate fully and work constructively in Board activities, including active participation in meetings of our Board and its committees;

  •
  Interest, capacity and willingness, in conjunction with the other members of our Board, to serve the interests of our shareholders;

  •
  Reasonable knowledge of the fields of our operations, as well as familiarity with the principles of corporate governance;

  •
  Expertise to serve on one or more committees of our Board; and

  •
  Absence of any personal or professional relationships that would adversely affect his or her ability to serve our best interests and those of our shareholders.

  Additional Qualities and Skills for Director Candidates

        In addition, our Nominating and Governance Committee is interested in candidates who possess the following skills:

  •
  The ability to contribute to the variety of opinions, perspectives, personal and professional experiences and backgrounds, as well as other characteristics that differ among members of our Board;

  •
  A desire to contribute positively to the existing tone and collaborative culture among our Board members; and

  •
  Professional and personal experiences and expertise relevant to achievement of our strategic objectives.

        Our Nominating and Governance Committee's evaluation of director nominees takes into account their ability to contribute these qualities and skills to our Board, and our Nominating and Governance Committee reviews its effectiveness in balancing these considerations when assessing the composition of our Board.

Director Independence

        Our Board has determined that: (i) Christopher Causey, Richard Giltner, Katherine Klein, Ray Kurzweil, Judy Olian, Christopher Patusky, Louis Sullivan and Tommy Thompson are independent in accordance with the NASDAQ listing standards; (ii) Roger Jeffs and Martine Rothblatt are not independent, due to Dr. Jeffs' employment as our President and Co-Chief Executive Officer and Dr. Rothblatt's employment as our Co-Chief Executive Officer; (iii) as described below, in an abundance of caution, Raymond Dwek has been designated as not independent due to certain transactions between our company and the University of Oxford described in the section entitled Certain Relationships and Related Party Transactions below; (iv) Richard Giltner, Christopher Patusky and Tommy Thompson meet the heightened independence standards for audit committee members set forth in rules promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act); and (v) Christopher Causey, Christopher Patusky and Louis Sullivan meet the heightened independence standards for compensation committee members under the NASDAQ listing standards.

        Prior to 2011, Professor Dwek was regarded as one of our independent directors. In 2011, our Board determined not to designate Professor Dwek as independent under the NASDAQ listing standards, after considering the transactions with the University of Oxford described in the section entitled Certain Relationships and Related Party Transactions below. Our Board believes that Professor Dwek brings significant and valuable independent insight to our Board, and does not believe that our relationship with Oxford University falls within any of the categorical prohibitions against a finding of independence under the NASDAQ listing standards. However, in an abundance of caution and in light of our relationship with Oxford, our Board no longer designates Professor Dwek as an "independent director" within the meaning of the NASDAQ listing standards.

Committees of our Board of Directors

        Our Board has established four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Scientific Committee. The current composition of each committee is as follows:

	Audit	Compensation	Nominating and Governance	Scientific
Christopher Causey		Chair	✓
Raymond Dwek(1)				Chair
Richard Giltner	Chair		✓
Roger Jeffs(2)
Judy Olian
Katherine Klein
Ray Kurzweil				✓
Christopher Patusky(3)	✓	✓	Chair
Martine Rothblatt(2)
Louis Sullivan		✓	✓	✓
Tommy Thompson	✓

Notes:

(1)
Non-Independent Director

(2)
Management (Non-Independent) Director

(3)
Lead Independent Director

Audit Committee

        Our Audit Committee's responsibilities include:

  •
  Representing and assisting our Board in its oversight responsibilities regarding our accounting and financial reporting processes, the audits of our financial statements and system of internal controls over financial reporting, including the integrity of our financial statements, and the qualifications and independence of Ernst & Young LLP, our independent registered public accounting firm;

  •
  Retaining and terminating our independent auditors;

  •
  Approving in advance all audit and non-audit services to be performed by our independent auditors;

  •
  Approving related party transactions (as defined under the rules of the SEC); and

  •
  General oversight of our company's practices with respect to risk assessment and risk management.

        For additional information regarding the processes and procedures used by our Audit Committee, see the section entitled Report of our Audit Committee and Information on our Independent Auditors below.

        Our Audit Committee's duties are outlined in more detail in its charter.

Compensation Committee

        Our Compensation Committee oversees our company's compensation plans and policies, reviews and approves compensation for our executive officers, oversees the administration of our equity incentive and share tracking awards plans, reviews and approves grants of stock options and share tracking awards to our executive officers and the methodology and formulae for granting stock options and share tracking awards to other employees. Our Compensation Committee's responsibilities include:

  •
  Creating a system for awarding long-term and short-term performance-oriented incentive compensation to attract and retain senior management, and reviewing our compensation plans to confirm that they are appropriate, competitive and properly reflect our goals and objectives; and

  •
  Assisting our Board in discharging its responsibilities regarding compensation of our executive officers.

        Our Compensation Committee's charter provides that it may delegate responsibilities to subcommittees if it determines such a delegation would be in the best interest of our company. For additional information regarding the processes and procedures used by our Compensation Committee, see the section entitled Compensation Discussion and Analysis below.

        Our Compensation Committee's duties are outlined in more detail in its charter.

Independent Compensation Consultant

        Our Compensation Committee has the authority to engage advisors to assist it in carrying out its responsibilities. In accordance with this authority, our Compensation Committee directly engaged Towers Watson as its compensation consultant to provide advice to our Compensation Committee on our executive and non-employee director compensation practices and policies. Our Compensation Committee, in its discretion, may replace its independent compensation consultant or hire additional consultants at any time. Towers Watson did not provide any services to United Therapeutics other than providing advice with respect to executive and director compensation, and received compensation only for services it provided to or on behalf of our Compensation Committee. Our Compensation Committee considered the independence of Towers Watson in light of SEC rules regarding conflicts of interest involving compensation consultants and NASDAQ listing standards regarding compensation consultant independence. Based on its review, our Compensation Committee determined that Towers Watson was independent and that the work of Towers Watson did not raise any conflicts of interest. In making the foregoing determination, our Compensation Committee considered the following six factors, as well as other factors it deemed relevant: (i) the provision of other services to us by Towers Watson; (ii) the amount of fees Towers Watson received from us, as a percentage of Towers Watson's total revenue; (iii) the policies and procedures of Towers Watson that are designed to prevent conflicts of interest; (iv) the lack of any business or personal relationships of the Towers Watson consultants with any member of our Compensation Committee; (v) the lack of any United Therapeutics stock owned by the Towers Watson consultants performing services for our Compensation Committee; and (vi) the lack of any business or personal relationships of the Towers Watson consultants or Towers Watson with any of our executive officers.

        Our Compensation Committee engaged Towers Watson to review and advise our Compensation Committee on all principal aspects of executive and non-employee director compensation. This included base salaries, cash incentive bonus awards, and long-term incentive awards for our executive officers, and cash compensation and long-term incentive awards for non-employee directors. Towers Watson performed the following tasks for our Compensation Committee in 2015, among others:

  •
  Reviewing and advising on the structure of our compensation arrangements (i.e., base salary levels, cash incentive bonus award target levels and the size of long-term incentive award targets) for our Chairman and Co-Chief Executive Officer and our other executive officers, particularly in light of the 2014 and 2015 shareholder advisory votes on executive compensation;

  •
  Reviewing and advising on the structure of our compensation arrangements for our non-employee directors;

  •
  Providing recommendations regarding the composition of our peer group;

  •
  Analyzing publicly available proxy data of companies within our peer group and survey data relating to executive compensation;

  •
  Conducting pay and performance analyses relative to our peer group;

  •
  Updating our Compensation Committee on industry trends and best practices with respect to executive long-term incentive compensation program design, including types of long-term incentive compensation awards, size of long-term incentive compensation grants, and aggregate long-term incentive compensation grant usage;

  •
  Reviewing our equity incentive awards against our design/cost targets and against industry norms;

  •
  Reviewing the Compensation Discussion and Analysis for our Proxy Statement;

  •
  Advising our Compensation Committee in connection with its risk assessment relating to our compensation programs; and

  •
  Working on special or ad-hoc projects for, or at the request of, our Compensation Committee as they arose.

        In the course of fulfilling these responsibilities, Towers Watson regularly communicated with our Compensation Committee Chairman outside of and prior to most Compensation Committee meetings. Our Compensation Committee regularly invites its independent compensation consultant to attend its meetings. In 2015, our Compensation Committee's independent consultant attended each of our Compensation Committee's six meetings.

        While our Compensation Committee considered its independent consultant's recommendations in 2015, our Compensation Committee's decisions, including the specific amounts paid to our executive officers and directors, were its own and may reflect factors and considerations in addition to the information and recommendations provided by its independent consultant.

Nominating and Governance Committee

        In addition to the responsibilities described in the section entitled Director Nominations and Diversity above, our Nominating and Governance Committee's responsibilities include:

  •
  Proposing nominees for election to our Board;

  •
  Proposing nominees to fill vacancies on our Board and newly created directorships;

  •
  Reviewing candidates for election to our Board recommended to us by our shareholders;

  •
  Recommending committee membership and chairmen;

  •
  Reviewing management succession plans;

  •
  Developing, evaluating, recommending to our Board and monitoring all matters with respect to corporate governance; and

  •
  Overseeing our compliance program.

        Our Nominating and Governance Committee's duties are outlined in more detail in its charter.

Scientific Committee

        Our Scientific Committee's responsibilities include:

  •
  Providing strategic advice and making recommendations to our Board and management regarding our current and planned research and development programs;

  •
  Advising our Board and management on the scientific merit of technology or products involved in licensing and acquisition opportunities; and

  •
  Providing strategic advice to our Board regarding emerging science and technology issues and trends.

        Scientific Committee members with appropriate scientific expertise also serve as members of our Scientific Advisory Board and act as our Board's liaisons to our Scientific Advisory Board. Our Scientific Advisory Board is composed of scientists and physicians who evaluate potential opportunities for our company and guide our scientists as they work to develop new products and enhancements to our existing products. From time to time, our Chairman and Co-Chief Executive Officer will ask Scientific Committee members to review technological developments that are strategically important or promising to our company.

        Our Scientific Committee's duties are outlined in more detail in its charter.

Corporate Governance Guidelines and Committee Charters

        At the recommendation of our Nominating and Governance Committee, our Board has adopted Corporate Governance Guidelines as a framework for the governance of our company. Our Corporate Governance Guidelines, along with the charter for each Board committee, are available electronically in the "Corporate Governance" section of the "Investors" page of our website, located at http://ir.unither.com/corporate-governance.cfm, or by writing to us at United Therapeutics Corporation, Attention: Corporate Secretary, 1040 Spring Street, Silver Spring, Maryland 20910, or by sending an e-mail to corporatesecretary@unither.com.

Stock Ownership Guidelines

        In 2011, our Board adopted Stock Ownership Guidelines applicable to our directors and Named Executive Officers (as defined below) in order to further align the financial interests of our directors and Named Executive Officers with those of our shareholders, to foster a long-term management orientation, and to promote sound corporate governance. For non-employee members of our Board, our Stock Ownership Guidelines provide an ownership target equal to the lesser of 5,000 shares or a value equivalent to five times the annual cash Board retainer. Non-employee members of our Board are expected to achieve their stock ownership targets within five years of becoming subject to these guidelines. The policy includes procedures for granting exemptions in the case of severe financial hardship. Ownership targets for our Named Executive Officers (including those serving on our Board) are described below under Compensation Discussion and Analysis—Stock Ownership Guidelines.

        In determining ownership levels for each director under our Stock Ownership Guidelines, credit is provided for shares held outright, as well as the number of vested, but unexercised, stock options and share tracking awards. No credit is provided for restricted stock units until they vest. For purposes of vested, unexercised stock options and share tracking awards, shares will be calculated on an "as if exercised" basis, assuming a cashless exercise (in the case of stock options) and net of taxes (using an assumed 35% tax rate). No credit is provided for restricted stock units until they vest. As of April 11, 2016, all of our non-employee directors had met the ownership targets in our Stock Ownership Guidelines or were on track to do so within the allowed time period.

Meetings of our Board of Directors and Board Attendance at Annual Meetings of Shareholders

        Our full Board held five meetings during 2015. In addition, during 2015, our Audit Committee held six meetings, our Compensation Committee held six meetings, and our Nominating and Governance Committee held three meetings. Each of our directors attended more than 75% of the total number of meetings of our Board and the committees on which he or she served during 2015 (held during the period that he or she served). In accordance with applicable NASDAQ listing standards, the independent members of our Board met without management present four times during 2015.

        Although attendance is not mandatory, our Board encourages all of its members to attend the annual meeting of shareholders. Nine of our ten directors then serving on our Board attended our 2015 annual meeting of shareholders.

Shareholder Communication with Directors

        Shareholders are encouraged to address any director communications to our Corporate Secretary by overnight or certified mail, signature acceptance or return receipt required, at: United Therapeutics Corporation, Attention: Corporate Secretary, 1040 Spring Street, Silver Spring, Maryland 20910. Our Corporate Secretary has the authority to disregard or take other reasonable action with respect to any inappropriate shareholder communications. After confirming the stock ownership of the author of the communication, our Corporate Secretary will review the appropriateness of a shareholder communication based on the relevance of the communication to Board decisions. If deemed an appropriate communication, our Corporate Secretary will submit the shareholder communication to our Lead Independent Director.

Proxy Access

        We amended our By-laws in 2015 to implement proxy access, which allows a shareholder or a group of up to 20 shareholders owning shares representing at least 3% of the outstanding voting stock of our company entitled to vote in the election of directors continuously for at least three years, to nominate and include in our Proxy Statement their own director nominees constituting up to 20% of the total number of directors then serving on our Board (or up to 25% if fewer than 10 directors are then serving on our Board), provided that the shareholder(s) and the nominee(s) satisfy the requirements in our By-laws. Our Board carefully considered the feedback we received from our shareholders in creating a thoughtfully designed and balanced approach to proxy access that mitigates the risk of abuse and protects the interests of all of our shareholders, while affording a meaningful proxy access right. Shareholders who wish to nominate directors for inclusion in our Proxy Statement in accordance with the procedures in our By-laws should follow the instructions under Shareholder Proposals and Director Nominations in this Proxy Statement.

Majority Voting

        In June 2015, as part of our Board's ongoing review of our corporate governance policies, our Board, upon recommendation of our Nominating and Governance Committee, amended our By-laws to provide that director nominees shall be elected by a majority of votes cast in uncontested director elections. A majority of votes cast means that the number of votes cast for the director nominee's election must exceed the number of votes cast against that director nominee's election. In connection with this By-law amendment, our Board also has adopted a Director Resignation Policy set forth in our Corporate Governance Guidelines providing that, any director who is not elected by a majority of the votes cast is expected to tender his or her resignation to our Nominating and Governance Committee. Our Nominating and Governance Committee will recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken, considering all factors that the Committee believes are relevant. The Board will act on our Nominating and Governance Committee's recommendation within 90 days following certification of the election results. Any director who tenders his or her resignation pursuant to the Director Resignation Policy will not participate in the proceedings of either the Committee or the Board with respect to his or her own resignation offer.

Recent Developments

        On April 25, 2016, Dr. Roger Jeffs resigned from his position as our President and Co-Chief Executive Officer, effective June 26, 2016. Dr. Jeffs will not stand for reelection to the Board when his current term expires at the Company's 2016 Annual Meeting of Shareholders, which is to be held on June 21, 2016, and has resigned from the Board as of that date. Dr. Jeffs will become a Senior Advisor to the Company in accordance with his Employment Agreement. Also on April 25, 2016, Dr. David Zaccardelli resigned from his position as our Executive Vice President and Chief Operating Officer, effective June 26, 2016.

        On April 27, 2016, the Board appointed Michael Benkowitz as President and Chief Operating Officer, upon the recommendation of the Nominating and Governance Committee. The Board also re-appointed Martine Rothblatt, Ph.D., currently Chairman and Co-Chief Executive Officer, as the Company's Chairman and sole Chief Executive Officer. These changes are also effective June 26, 2016.

        Mr. Benkowitz, age 44, currently serves as the Company's Executive Vice President, Organizational Development, a role he has held since joining the Company in April 2011. In this role he currently heads most companywide administrative functions, including human resources, information technology, corporate real estate and risk management. He is also responsible for many of the company's business development efforts in organ transplantation, and oversees several of the Company's key collaborations in this area. For additional information regarding the terms of Mr. Benkowitz's appointment as our President and Chief Operating Officer, please see the Company's Current Report on Form 8-K, filed on April 28, 2016.

DIRECTOR COMPENSATION

        In 2015, our non-employee director compensation program was comprised of three main elements:

  •
  an annual cash retainer (payable quarterly) for service as a member of our Board;

  •
  additional annual cash retainers (payable quarterly) for service on Board committees; and

  •
  stock options or cash-settled share tracking awards (in either case, granted initially upon joining our Board, and thereafter on an annual basis) for service as a member of our Board.

        Directors may also be compensated for special assignments from our Board. In 2015, no such special assignments occurred that involved compensation to a director. Employee directors do not receive any compensation for service on our Board in addition to their regular compensation as employees.

        Our Compensation Committee and Nominating and Governance Committee generally review non-employee director compensation levels approximately once every two years, and final decisions with respect to any changes in director compensation levels are made by our Board upon the recommendation of our Compensation Committee and our Nominating and Governance Committee. In 2015, no changes were made to non-employee director compensation levels, although the form of equity awards was changed to stock options. The following table outlines the non-employee director compensation levels in effect for 2015:

		Stock Options(3)
	Annual Cash
		Initial (#)	Annual (#)
Board Membership	$60,000	20,000	15,000
Lead Independent Director(1)	$35,000	—	—
Committee Chairmanship(2):
Audit Committee	$25,000	—	—
Compensation Committee	$25,000	—	—
Nominating and Governance Committee	$25,000	—	—
Scientific Committee	$15,000	—	—
Committee Membership(2):
Audit Committee	$15,000	—	—
Compensation Committee	$15,000	—	—
Nominating and Governance Committee	$15,000	—	—
Scientific Committee(4)	$7,500	—	—

(1)
Compensation for service as Lead Independent Director is paid in addition to amounts paid for membership on our Board and for any committee chairmanship or membership.

(2)
Committee chairmen receive the compensation indicated for committee chairmanship in lieu of the compensation for committee membership. Compensation for committee chairmanship and committee membership is paid in addition to amounts paid for Board membership.

(3)
Annual awards are generally granted once per year on the date of the first meeting of our Board following our annual meeting of shareholders or for newly appointed directors, on or shortly following appointment to our Board.

(4)
Scientific Committee members do not receive additional compensation for service on our Scientific Advisory Board.

        Our non-employee directors are eligible to receive stock options under the United Therapeutics Corporation 2015 Stock Incentive Plan (the 2015 SIP), which was approved by our stockholders on June 26, 2015. Previously, non-employee directors were eligible to receive either stock options under the 1997 United Therapeutics Corporation Amended and Restated Equity Incentive Plan (EIP) and awards under the 2011 United Therapeutics Corporation Share Tracking Awards Plan (collectively with its predecessor plan adopted in 2008, the STAP). In recent years, grants have been made to non-employee directors solely in the form of STAP awards, which settle only in cash. However, with the approval of our 2015 SIP, all equity-based awards beginning on June 26, 2015 have been granted in the form of stock options. Non-employee directors' initial and annual awards are granted with an exercise price equal to the closing price of our common stock as reported on the NASDAQ Global Select Market (NASDAQ) on the date of grant, or on the preceding trading day if the award is granted on a date when the NASDAQ is not open. The date of grant for a non-employee director's initial award, consisting of the initial membership award and a pro-rated amount of the annual award for the remainder of the year, is the date of a director's appointment or election to our Board. The date of grant for annual awards is the date of the first meeting of our Board following our annual meeting of shareholders in the year of grant. Non-employee director awards become fully vested on the one-year anniversary of the grant date only if the director attends at least 75% of the regularly scheduled meetings of our Board and his or her committee meetings from the date of grant until the date of our next annual meeting of shareholders.

        The following table lists the compensation earned in 2015 by each non-employee director:

2015 Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Options(2)	All Other Compensation	Total
Christopher Causey	$100,000	$912,150	$—	$1,012,150
Raymond Dwek	$75,000	$912,150	$—	$987,150
Richard Giltner	$100,000	$912,150	$—	$1,012,150
Katherine Klein	$60,000	$912,150	$—	$972,150
Ray Kurzweil	$67,500	$912,150	$—	$979,650
Judy Olian	$30,000	$2,128,350	$—	$2,158,350
Christopher Patusky	$150,000	$912,150	$—	$1,062,150
Louis Sullivan	$97,500	$912,150	$—	$1,009,650
Tommy Thompson	$75,000	$912,150	$—	$987,150

(1)
Includes (as applicable) annual cash retainer and fees for serving on our Board, the committees of our Board, as a committee chairman and as Lead Independent Director.

(2)
On June 26, 2015, each of our non-employee directors was granted 15,000 stock options with an exercise price of $175.43 per share and a grant date fair value of $60.81 per share. In addition, Dean Olian was granted an additional 20,000 stock options on June 26, 2015 in connection with her appointment to our Board, also with an exercise price of $175.43 per share and a grant date fair value of $60.81 per share. Amounts shown in this column represent the aggregate grant date fair value of these stock options awards, which were the only awards granted to non-employee directors in 2015, computed in accordance with applicable accounting standards. For a discussion of the valuation assumptions for stock options, see Note 11—Stockholders' Equity to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

As of December 31, 2015, Mr. Causey had 15,000 stock options outstanding and 61,500 STAP awards outstanding, Professor Dwek had 33,000 stock options outstanding and 75,000 STAP awards outstanding, Mr. Giltner had 60,000 stock options outstanding and 60,000 STAP awards outstanding, Professor Klein had 15,000 stock options outstanding and 29,375 STAP awards outstanding, Mr. Kurzweil had 15,000 stock options outstanding and 33,750 STAP awards outstanding, Dean Olian had 35,000 stock options outstanding and no STAP awards outstanding,

  Mr. Patusky had 30,000 stock options outstanding and 67,500 STAP awards outstanding, Dr. Sullivan had 30,000 stock options outstanding and 75,000 STAP awards outstanding and Governor Thompson had 43,500 stock options outstanding and 60,000 STAP awards outstanding.

Changes to Non-Employee Director Compensation

        In late 2015, our Compensation Committee's independent consultant reviewed the market competitiveness of our non-employee director compensation program relative to our compensation peer group (as described in more detail below under Compensation Discussion and Analysis—Overview of our 2015 Executive Compensation Program—Compensation Peer Group). In particular, the Compensation Committee noted that while the number of stock options granted annually to directors had not been changed since 2005, the Black-Scholes value of the 2015 awards were unusually high because these options were granted when our stock price was near an all-time high. Despite the fact that our common stock is now trading well below the exercise price of these stock options, our Compensation Committee recommended moving to a fixed value approach to granting equity awards to our directors (set at $400,000 for annual grants) in order to remove the volatility in the Black-Scholes grant value year to year. The $400,000 annual grant value amount is consistent with the average grant value of our director stock option awards in previous years and the amount granted to directors in our peer group. Our Nominating and Governance Committee concurred with our Compensation Committee's recommendation, and in February 2016 our Board adopted a new equity-based compensation program for non-employee directors, described as follows:

  •
  Form of Awards:    Initial grants and annual grants will be paid in the form of stock options, restricted stock units (RSUs) or a combination of the two. For each grant, directors may elect to receive awards in any one of the following forms:

  •
  100% stock options;

  •
  100% RSUs; or

  •
  50% stock options / 50% RSUs.

  •
  Value of Awards:    The aggregate value of each director's annual equity-based award will be $400,000. The aggregate value of an initial equity-based award upon joining our Board will be $400,000, plus a pro-rata portion of the annual equity-based award value based on the number of months remaining in our Board service year at the date of grant. The number of stock options and/or RSUs will be determined by our Compensation Committee based on a trailing average stock price and, in the case of stock options, the Black-Scholes-Merton valuation methodology.

  •
  Exercise Price:    Non-employee directors' initial and annual awards granted as stock options will have an exercise price equal to the closing price of our common stock as reported on the NASDAQ Global Select Market on the date of grant, or on the preceding trading day if the award is granted on a date when the NASDAQ is not open.

  •
  Grant Timing:

  •
  The date of grant for a new non-employee director's initial award, consisting of the initial membership award and a pro-rated amount of the annual award for the remainder of our Board service year, is the date of a director's appointment or election to our Board.

  •
  The date of grant for annual awards is the date of the first meeting of our Board following our annual meeting of shareholders in the year of grant.

  •
  Vesting:    Non-employee director awards become fully vested on the one-year anniversary of the grant date, but only if the director attends at least 75% of the regularly scheduled meetings of our Board and his or her committee meetings from the date of grant until the date of our next annual meeting of shareholders.

 PROPOSAL NO. 2
ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

        We are asking our shareholders to vote on an advisory resolution, commonly known as a "Say-on-Pay" proposal, to approve executive compensation as reported in this Proxy Statement. Our Board and our Compensation Committee strongly value the opinions of our shareholders, and we have made substantial modifications to our executive compensation program specifically to address concerns raised by shareholders regarding our 2014 and 2015 Say-on-Pay proposals. These modifications are outlined in the in the Letter from our Compensation Committee beginning on the next page of this Proxy Statement. Similarly, although non-binding, we will take into account the outcome of the 2016 Say-on-Pay vote in considering future compensation arrangements and decisions.

        In connection with your vote on this proposal, we urge you to read the sections of this Proxy Statement entitled Letter from our Compensation Committee, Compensation Discussion and Analysis and the Summary Compensation Table and other related compensation tables and narratives that follow, which provide detailed information on the compensation of our Named Executive Officers. Our Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis, including the modifications we have made to our executive compensation programs, are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has supported and contributed to both our recent and long-term success.

        Based on the results of our 2011 shareholder advisory vote on the preferred frequency of holding future advisory votes on executive compensation, our Board of Directors has adopted a policy providing for an annual advisory resolution to approve executive compensation. In accordance with this policy and Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of United Therapeutics Corporation (our "Company") approve, on an advisory basis, the compensation of our Company's Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for our Company's 2016 Annual Meeting of Shareholders.

        This advisory resolution is non-binding on our Board of Directors. Although non-binding, our Board and our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless our Board modifies its policy on the frequency of future "Say-on-Pay" advisory votes, the next "Say-on-Pay" advisory vote will be held at our 2017 annual meeting of shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR"
THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

LETTER FROM OUR COMPENSATION COMMITTEE

Dear United Therapeutics Shareholders:

        We are pleased to report that 2015 was another successful year for United Therapeutics. We achieved all-time high annual revenues ($1.47 billion), non-GAAP earnings(1) ($631.7 million) and net income ($651.4 million). Orenitram®, our oral prostacyclin analogue therapy that was launched in 2014, is now being used by more than 1,000 patients with pulmonary arterial hypertension (PAH). In the third quarter of last year, we launched our fifth FDA-approved therapy, Unituxin®, which is used to treat children with a rare form of cancer called neuroblastoma. This year, United Therapeutics will celebrate its 20th anniversary, and while we are proud of all that our company has accomplished over the last two decades, we are even more energized and excited about the future.

        In this Proxy Statement, we are asking you to read the Compensation Discussion & Analysis section and to vote on an advisory resolution relating to our executive compensation program—this is commonly known as the "Say-on-Pay" proposal. After receiving overwhelming support for our Say-on-Pay proposals in 2011, 2012 and 2013, we did not receive majority support from our shareholders in 2014 and 2015. In light of these most recent results, we want to provide you with what we hope is a clear, straightforward summary of our view of the business, our approach to executive compensation, and how we have incorporated shareholder feedback into our compensation program.

Our View of the Business

        Even though our company is 20 years old, the story of United Therapeutics is still one of growth. In fact, internally we communicate the four primary missions of our company through the acronym GROW. These missions provide some insight around how our Board and management view and run our company.

  •
  Grow Shareholder Wealth through increasing revenues, disciplined management of expenses and adherence to budgets, and return of value to our stockholders through share repurchases. Our revenues have grown by approximately 14% or more in 15 consecutive years. Our adjusted non-GAAP earnings have grown by 20% or more in ten of the last eleven years. Over the last 15 years, our stock price has grown at an annual growth rate that is three times that of the NASDAQ Biotech Index; cumulatively, our stock price growth is nine times that of the same index. In the last five years, we have returned over $1.3 billion to our shareholders in the form of common stock repurchases representing approximately 27% of our current outstanding shares. We are scheduled to repurchase another $500 million in stock during 2016.

  •
  Restore Health to Our Patients by converting PAH into a life-long chronically manageable condition, and ultimately finding a cure. We will achieve the first part of this goal by communicating the benefits of our marketed products to physicians and patients, successfully completing clinical trials that will demonstrate the efficacy of our medicines when taken in combination, and receiving FDA approval of more convenient and patient-friendly delivery mechanisms for our flagship drug, Remodulin. Through our investments in regenerative medicine technologies, we aim to create an unlimited supply of transplantable lungs and eventually other organs to help cure PAH and other forms of end-stage organ disease.

(1)
Non-GAAP earnings, a non-GAAP financial measure, is presented quarterly in our earnings release and is defined as net income, adjusted for the following charges, which are presented net of our annual effective income tax rate, as applicable: (1) interest expense; (2) license fees; (3) depreciation and amortization; (4) impairment charges; and (5) share-based compensation expense (stock option, share tracking award and employee stock purchase plan). For 2015, we also adjusted non-GAAP earnings to eliminate the gain (net of our annual effective income tax rate) resulting from the sale of the Rare Pediatric Priority Review Voucher that we received from the FDA in connection with the approval of Unituxin in September 2015. Please see Annex A to this Proxy Statement for further details, including a reconciliation of this non-GAAP figure to net income in accordance with GAAP.

  •
  Offer Employees Great Work Environments by fostering an entrepreneurial culture where employees can focus on the important missions of our company, integrate work and life and avoid the bureaucracy of traditional biotech firms. We offer challenging and innovative work and projects, best in class facilities, career advancement possibilities and the opportunity to share financially in the success of our company. As a result, our employee turnover is 50% below the average biotech company, and we have been honored as a Top Place to Work multiple times in our Maryland and North Carolina locations.

  •
  Warrant the Respect of Our Communities by acting as good stewards of our localities, for example through net-zero energy initiatives for our new facilities, and serving as active corporate citizens that pay it forward with community service projects such as our contributions to For Inspiration and Recognition in Science and Technology (FIRST), the Ronald McDonald Chapel Hill Project in North Carolina and the Pulmonary Arterial Hypertension Walk in Silver Spring, Maryland, among many others.

        We believe that our focus on growth is important in the context of how we approach executive compensation.

Our Approach to Executive Compensation

        Our Compensation Committee is primarily responsible for the development and oversight of our executive compensation program. This Committee takes its responsibilities seriously and is guided by the following principles:

  •
  We take a long-term view of executive compensation.  The biotech industry requires patience and a long-term perspective. It can take seven to ten years or more to see any drug or therapy progress through the preclinical and clinical development process. Our Compensation Committee takes a similar long-term perspective with respect to compensation. Rather than knee-jerk reactions to a compensation outcome in any specific year (whether it be high compensation or low compensation), we look at compensation levels over the long-term to see if the payments have been reasonable in the aggregate, relative to performance, and whether the program is sustainable into the future.

  •
  We have an exceptional leadership team that deserves to be paid accordingly.  It is an objective fact that United Therapeutics is one of the highest performing biotech companies over the last 15 years, as evidenced by the financial performance factors described above. This performance is due to the leadership of our executive team which has, by and large, been with our company over this entire period of time. Given their track record of long and consistent performance, we believe they have earned the right to receive above average compensation for commensurate above average performance. We can think of nothing that would be more destructive to shareholder value than if any of our leaders left United Therapeutics.

  •
  We are strong believers in pay for performance.  Our executive compensation program has a substantially larger percentage (90%) of performance-based pay than our peers (65%).(1) Cash bonuses are awarded for the achievement of our company-wide milestones. Our milestones include objective components of revenue growth, profit growth, manufacturing capability, research and development progress and ethics/compliance. Our stock option awards are also performance-based, and we believe that stock options are the best tool to incentivize executives in a growth company such as ours. The number of shares underlying the option must be earned based on the achievement of our company-wide milestones, and then the stock price must appreciate in order for executives to realize any value.

(1)
The companies in our peer group are identified in the Compensation Discussion & Analysis section of this Proxy Statement.

  •
  We value the opinion of our long-term shareholders.  Over the past two years, the Chairman of our Compensation Committee has led an increased effort to engage with our shareholders, and in the last year alone, we reached out to shareholders representing more than 60% of our outstanding shares and have met with shareholders representing approximately 50% of our outstanding shares. These have been valuable and constructive interactions. Our shareholders are pleased with the performance of our company, and share our goal of evolving our executive compensation program, but in a manner that continues to appropriately retain, motivate and incentivize our executive team that has delivered market-leading, long-term performance. Moreover, through our direct interactions, we have been able to reach accord as to how to implement other governance polices such as proxy access and majority voting, both of which we adopted in 2015. We understand that advisory firms such as Institutional Shareholder Services (ISS) and Glass Lewis are a necessary part of the proxy voting process, but they tend to want companies to meet a standard list of compensation practices. We do not believe it is in the best interests of United Therapeutics and its shareholders to "do it the way every other company does." We have not adopted that approach to running the business, and do not believe it is appropriate to do so here.

  •
  We adhere to the principle of simpler is better.  Our management team has adopted a mantra of the "disciplined pursuit of less but better" to guide their operation of the business. We try to adhere to this "keep it simple" philosophy with our compensation program. United Therapeutics is a very lean organization—we have the second highest revenue per employee in our peer group, at approximately $1.5 million per employee. We choose to direct our spending and headcount to shareholder value creating efforts. Time and resources spent on designing and then administering complex compensation schemes distracts and detracts from our company goals.

Modifications to our Compensation Program Based on Shareholder Feedback

        Over the past two years, we have made substantial changes to our executive compensation program, which we believe are consistent with the principles outlined above and responsive to the feedback and expectations of our shareholders. The changes effective for 2015 were primarily focused on Dr. Rothblatt's stock option incentive structure, whereas the 2016 changes apply to all executive officers.

Shareholder Concern in 2014	Compensation Committee Response in 2015
Dr. Rothblatt had the potential of a "mega" stock option grant covering up to 1,000,000 shares	Dr. Rothblatt's potential stock option incentive was reduced by 70% to 300,000 shares
Dr. Rothblatt's stock option incentive was earned based on a single, stock-priced based metric	Dr. Rothblatt's stock option incentive is now earned based on the achievement of our Company-Wide Milestones which include multiple, varied metrics
Dr. Rothblatt's stock option incentive was immediately vested at grant	Dr. Rothblatt's stock option incentive now vests over four years
Dr. Rothblatt's employment agreement provided for a 280G excise tax gross-up in the event there is a change-in-control of our company	Dr. Rothblatt's employment agreement has been amended to eliminate any right to a 280G excise tax gross-up payment

Shareholder Concern in 2015	Compensation Committee Response in 2016
A 75th percentile target pay position could result in above market pay without corresponding performance	Our compensation philosophy and pay structure has been modified, as described in the Compensation Discussion & Analysis, to enhance pay and performance alignment
The achievement of company-wide milestones appears to be at the discretion of our Compensation Committee, rather than based on objective criteria	This perception is inaccurate. To help correct it, we have enhanced our disclosure to include the objective framework used by our Compensation Committee to determine milestone attainment
The application of the Herculean Milestone to cash incentives appears to reward executives for below target performance
Target and maximum performance are synonymous at United Therapeutics. We have not adopted the practice of our peers of awarding 150% to 200% of target pay for above target performance. Instead, we offered a modest 10% upside if we achieved at least 80% of our aggressive Company-Wide Milestones. Due to this confusion, we have simplified our approach by including the 10% upside in each executive's maximum cash bonus opportunity. Now, the stated incentive opportunity is the maximum that can be earned for achieving 100% of our aggressive Company-Wide Milestones
Stock options, once granted, vest solely based on the passage of time, rather than the achievement of prospective performance goals
Beginning with the grants in March 2017, 25% of each executive's stock option opportunity will have a performance vesting condition tied to an adjusted non-GAAP operating margin that is at the 75th to 90th percentile of our peer group
Co-CEO structure will result in shareholders effectively paying for two CEOs	Aggregate compensation for Co-CEOs is benchmarked against aggregate compensation for the top two highest paid executives at each company in our peer group

        We believe that as a result of these changes, and as described in our compensation philosophy, we have strengthened our pay and performance alignment. Base salary, cash incentives and milestone-based stock options provide our executives with market competitive compensation. Performance-vesting options provide an opportunity to earn above market compensation for above market performance.

        We trust the above information conveys the seriousness with which our Board has addressed the concerns our shareholders have raised regarding our executive compensation program. Please review the Compensation, Discussion & Analysis beginning on the following page for further information and detail about our executive compensation program. We look forward to your continued support of United Therapeutics generally, and your support of our Say-on-Pay Proposal this year.

Sincerely,

Christopher Causey	Christopher Patusky	Louis Sullivan
Compensation Committee	Vice Chairman and Lead	Compensation Committee Member
Chairman	Independent Director	Nominating and Governance
	Compensation Committee Member	Committee Member

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes compensation objectives and policies set by our Compensation Committee for our Named Executive Officers, including executive pay decisions and processes and all elements of our executive compensation program. It should also be read in connection with the Letter from our Compensation Committee immediately preceding this section (referred to as the "Shareholder Letter"), which contains important information regarding our business, 2015 performance, our approach to executing compensation and our shareholder responsiveness and outreach efforts. In this Compensation Discussion and Analysis, the term "Compensation Committee" refers to our Compensation Committee of our Board of Directors, and the terms "we" and "our" refer to United Therapeutics. Our Named Executive Officers in 2015 consisted of the following individuals: Martine Rothblatt, Ph.D., Chairman and Co-Chief Executive Officer; John Ferrari, Chief Financial Officer (through his retirement on March 13, 2015); James Edgemond, Chief Financial Officer and Treasurer (beginning with his promotion to this position on March 13, 2015); Roger Jeffs, Ph.D., President and Co-Chief Executive Officer; Paul Mahon, J.D., Executive Vice President and General Counsel; and David Zaccardelli, Pharm.D., Executive Vice President and Chief Operating Officer.

Overview of our 2015 Executive Compensation Program

        The key features of our executive compensation program are summarized below:

  •
  Compensation Program Objectives.  Our executive compensation program is designed to achieve four objectives: pay for performance; shareholder alignment; balance short-term and long-term perspectives; and market competitiveness.

  •
  Pay Program Elements.  We accomplish these objectives through the following compensation elements, as summarized in the table below:

Objective
Compensation Element	Pay for Performance	Shareholder Alignment	Balance Short- and Long-Term Perspectives	Market Competitiveness
Base Salary				✓
Cash Incentive Bonus	✓	✓	✓	✓
Long-Term Incentives (Stock Options/STAPs)	✓	✓	✓	✓
Benefits/Perquisites				✓
Supplemental Executive Retirement Plan (SERP)			✓	✓
Severance/Change-of-Control Benefits			✓	✓
Stock Ownership Guidelines		✓	✓

    For 2015, cash incentives and milestone-based stock option awards were earned based on the achievement of our company-wide milestones. Stock options earned for 2016 will be awarded in 2017 in two tranches: 75% will be milestone-based stock options and 25% will be performance-based vesting options that will vest based on achieving a three-year average non-GAAP operating margin goal that is at the 75th to 90th percentile of our peer group.

  •
  Competitive Positioning.  Generally, for 2015 we targeted total direct compensation (defined as base salary, cash incentive bonus target, and long-term incentive award target) at or above the 75th percentile of our peer group, which is designed to result in above-median total compensation for above-median performance. As discussed in the Shareholder Letter, we believe our executives have earned the right to be compensated above the average of the market due to their consistently strong historical performance and because our compensation structure is more heavily weighted toward "at-risk," performance-based components when compared to our peer group. Furthermore, unlike other companies that provide above-target incentive payments for above-target performance, our target incentive payment levels are also the maximum incentive opportunity for executives.

    Effective for 2016, we have modified our compensation philosophy to address shareholder concerns about the potential for misalignment of pay and performance with our current structure. We will no longer target the 75th percentile and above for total direct compensation. Our philosophy is to provide market competitive, highly performance-based compensation opportunities to our executives. We achieve this through a combination of base salary and cash and stock option incentives that are earned based on the achievement of specific operational goals. In addition, we award performance-based vesting stock options which provide our executives with an opportunity to earn above-market compensation for above-market performance.

  •
  Compensation Peer Group.  Our Compensation Committee annually reviews Named Executive Officer compensation levels relative to a peer group of industry and labor market competitors. We have defined our peer group for several years as the top 25 companies other than United Therapeutics, ranked by market capitalization, in the NASDAQ Biotech Index. This "peer group" includes only companies that are U.S. based or based in jurisdictions with similar compensation disclosure requirements as U.S. companies. Our Compensation Committee believes this is an objective metric by which to select peers and results in a peer group that includes biopharmaceutical and biotechnology companies that are similar to us in terms of financial performance, shareholder value creation and drug development and commercialization, and generally reflects the universe of companies from which we recruit, and against which we retain, executive talent.

    Using this selection metric, our 2015 peers include: Alexion Pharmaceuticals, Alkermes, Alnylam Pharmaceuticals, Amgen, Biogen, BioMarin Pharmaceuticals, Bio-Techne, Celgene, Cubist Pharmaceuticals, Endo International, Gilead Sciences, Illumina, Incyte, Intermune, Ionis Pharmaceuticals (previously named Isis Pharmaceuticals), Jazz Pharmaceuticals, Medivation, Mylan, NPS Pharmaceuticals, Regeneron Pharmaceuticals, Salix Pharmaceuticals, Seattle Genetics, Shire, Theravance and Vertex Pharmaceuticals. The chart below shows that we are above the 50th percentile ranking when compared to these peers across several dimensions of financial performance (as of the time the peer group was established).

    While several members of our peer group may be considered substantially larger than our company as measured by market capitalization and revenue, it is also true that approximately 33% of the peer companies are less than one third our size in terms of revenue, and that our revenue ranking against the total peer group is approximately the 60th percentile. Furthermore, our Compensation Committee views it as critical to measure ourselves against industry leading peers (even if some are much larger than we are) because, in addition to being companies with which we compete for talent, these larger companies are also our business competitors. Our commercial products compete with Gilead Sciences Inc., the largest company in our peer group in terms of market capitalization; Actelion Pharmaceuticals Ltd, the largest biotechnology company in Europe; as well as several of the largest pharmaceutical companies in the world, including Pfizer Inc., GlaxoSmithKline plc, Teva Pharmaceuticals Industries Ltd. and Bayer Schering Pharma AG.

  •
  Compensation Committee Independence.  Our Compensation Committee has consistently retained nationally-recognized executive compensation consulting firms since 2004 to advise it on compensation matters relating to our Named Executive Officers. For details, see the section above entitled Board of Directors, Committees, Corporate Governance—Independent Compensation Consultant. Our Compensation Committee also regularly meets in executive session without members of management present.

Impact of 2015 Advisory Resolution on Executive Compensation

        At our 2015 annual meeting of shareholders, we were unable to obtain the support of a majority of our shareholders for our Say-on-Pay proposal. As detailed in the Shareholder Letter beginning on page 25 of this Proxy Statement, we take this non-binding vote and the concerns of our shareholders seriously. Over the last two years, the Chairman of our Compensation Committee has led an effort to engage with our shareholders, and in the last year alone, we reached out to shareholders representing more than 60% of our outstanding shares and ultimately held discussions with those representing approximately 50% of our then outstanding shares. The purpose of these meetings was to gather feedback regarding our executive compensation and general governance policies, understand specific concerns regarding the design of our executive compensation program, and share the preliminary thinking of our Compensation Committee regarding potential changes to our executive compensation program to address these concerns. Members of our Compensation Committee and management participated in these calls. Our Compensation Committee also considered the concerns raised by the shareholder advisory firms of Institutional Shareholder Services, Inc. and Glass, Lewis & Co., LLC with respect to our 2014 compensation. Our Compensation Committee held six meetings in 2015, and the Chairman of our Compensation Committee held numerous additional meetings with management and its independent compensation consultant to determine the best way to address shareholder concerns.

        The Shareholder Letter outlines the modifications we have made to our executive compensation program for 2015, which will be detailed in this Compensation Discussion & Analysis, and those effective for 2016, which will be mentioned here but detailed in next year's proxy statement. Our major shareholders with whom we shared the concepts described in the Shareholder Letter, including the timing of implementing these concepts, agreed that the modifications were responsive to their most significant concerns.

Summary of Compensation Governance Policies

        Our Compensation Committee and Board of Directors have taken the following steps concerning the governance of our executive compensation program:

  •
  Stock Ownership Guidelines.  Our Board adopted Stock Ownership Guidelines applicable to our directors and Named Executive Officers in 2011. For details, see the section above entitled

    Board of Directors, Committees, Corporate Governance—Stock Ownership Guidelines, and the section below entitled Other Executive Compensation Policies and Practices—Stock Ownership Guidelines.

  •
  Stock Option / STAP Repricing Policy.  In 2011, our Board of Directors adopted a policy against repricing outstanding stock options or STAP awards without shareholder approval, which our Board believes is consistent with evolving compensation governance best practices.

  •
  Compensation Recovery Policy.  Our Board has the authority, to the extent permitted by governing law, to make retroactive adjustments to any cash, stock option, or STAP award or other equity award-based incentive compensation paid to our Named Executive Officers and certain other senior managers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement.

  •
  Policy Regarding Tax Gross-Ups.  Our Compensation Committee has adopted a policy against adopting any future employment arrangements with Named Executive Officers that include tax gross-up provisions, and no such arrangements have been adopted since 1999. Moreover, in connection with the restructuring of our Chairman and Co-Chief Executive Officer's equity-based compensation structure, in 2015 we eliminated the Internal Revenue Code Section 280G excise tax gross-up benefit from her employment agreement. With this change, no Named Executive Officer is entitled to any tax gross-ups.

  •
  Prohibition Against Hedging and Pledging.  Pursuant to our insider trading policy, directors, officers and employees are prohibited from, among other things, purchasing our securities on margin, engaging in "short" sales of our common stock, or buying or selling puts, calls, futures contracts or other forms of derivative securities relating to our securities. In addition, our Board has adopted a prohibition against the pledging of shares of our common stock by directors and executive officers.

  •
  Independent Consultant.  Our Compensation Committee has consistently retained nationally-recognized executive compensation consulting firms since 2004 to advise it on compensation matters relating to our Named Executive Officers. For details, see the section above entitled Board of Directors, Committees, Corporate Governance—Independent Compensation Consultant.

  •
  Executive Sessions.  Our Compensation Committee regularly meets in executive session without members of management present.

Review of 2015 Executive Compensation

Executive Officer Promotions

        Effective January 1, 2015, Dr. Jeffs was promoted to President and Co-Chief Executive Officer, and Dr. Rothblatt's title was changed to Chairman and Co-Chief Executive Officer. At the same time, David Zaccardelli, who has been with our company for 12 years and was most recently our Chief Manufacturing Officer and Executive Vice President of Pharmaceutical Development, was promoted to Executive Vice President & Chief Operating Officer. In March 2015, John Ferrari, our Chief Financial Officer, retired from the company. James Edgemond, who has been with the company for three years and was previously our VP, Treasurer and Strategic Financial Planning, was promoted to Chief Financial Officer and Treasurer.

        Dr. Rothblatt has primary operational accountability for our esuberaprost, xenotransplantation, engineered organ and lung perfusion research and development programs; payer relations; sales and marketing for Tyvaso and Adcirca; and most of our company-wide strategic and administrative functions. Dr. Jeffs is responsible for our PAH pharmaceutical research and development efforts (including our ongoing research and development relating to Remodulin delivery systems and phase 4 clinical studies of Tyvaso, Orenitram and Unituxin), as well as our regenerative medicine program; sales and marketing for Remodulin, Orenitram and Unituxin; business development; and manufacturing, medical affairs, regulatory and pharmacovigilance for all of our commercial products. With regard to our current Co-Chief Executive Officer structure, our Compensation Committee is mindful of the concerns that we should not pay, in effect, for two Chief Executive Officers. As such, our Compensation Committee considered the aggregate compensation of Drs. Rothblatt and Jeffs against the aggregate compensation for the top two executives at each company in our peer group when setting pay levels.

Summary of 2015 Compensation

        The components of our Named Executive Officers' target total direct compensation are base salary and variable performance-based compensation, including cash incentive bonus compensation and long-term incentive compensation, in the form of milestone-based stock options. The following table shows our Named Executive Officers' base salaries and target performance-based compensation for 2015 and the amount of any increase of such compensation over 2014. The basis for our Compensation Committee's decisions with respect to each of these components for 2015 is discussed in greater detail below.

Summary 2015 Target Total Direct Compensation

Executive Officer	2015 Base Salary(1)	% Increase Over 2014 Base Salary	2015 Cash Incentive Bonus Target as % of Base Salary	Change in Cash Incentive Bonus Target %(2)	2015 Long-Term Incentive Award Target(#)(3)	% Increase over 2014 Long-Term Incentive Award Target
Martine Rothblatt	$1,084,400	4%	100%	0%	300,000	n/a (4)
John Ferrari	$569,200	0%	60%	0%	125,000	0%
James Edgemond	$400,000	33.3%	50%	20%	50,000	316.7%
Roger Jeffs	$925,000	9.4%	90%	15%	250,000	42.9%
Paul Mahon	$765,100	4%	60%	0%	125,000	0%
David Zaccardelli	$500,000	16%	60%	5%	75,000	50%

(1)
Reflects increases in annual base salaries effective in January 2015 for Drs. Jeffs, Rothblatt and Zaccardelli, and increases effective in March 2015 for Messrs. Mahon and Edgemond. Increases for Drs. Jeffs and Zaccardelli and Mr. Edgemond were in connection with their promotions.

(2)
Represents the difference in cash incentive bonus target as a percentage of salary, between 2014 and 2015.

(3)
The long-term incentive bonus opportunity represents the maximum number of milestone-based stock options for our Named Executive Officers that can potentially be granted based on 2015 performance.

(4)
Long-term incentive bonus awards for Dr. Rothblatt prior to 2015 were determined at the end of each calendar year in accordance with a formula set forth in her employment agreement, which took into account the rise, if any, in our market capitalization each year based on the average closing price of our common stock for the month of December. Effective January 1, 2015, Dr. Rothblatt's compensation structure was changed so that she would receive a grant of stock option awards based on 2015 Company-Wide Milestone performance, similar to our other Named Executive Officers.

  Base Salary

        Base salary is the primary fixed element of the compensation packages for our Named Executive Officers. Our Compensation Committee reviews and establishes base salary levels for our Named Executive Officers each year taking into consideration one or more of the following four factors, depending on the circumstances: (i) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments; (ii) our overall performance, financial condition and prospects; (iii) the annual compensation received by executives holding comparable positions at our peers as described in the section entitled Overview of our 2015 Executive Compensation Program above; and (iv) our annual company-wide budget for salary increases.

        In December 2014, our Compensation Committee approved the base salary increases listed in the Summary 2015 Target Total Direct Compensation table above for Drs. Jeffs and Zaccardelli, in connection with their promotions. In February 2015, our Compensation Committee approved the base salaries for our other Named Executive Officers listed in the Summary 2015 Target Total Direct Compensation table above. Dr. Rothblatt and Mr. Mahon each received a 4% salary increase, consistent with our company-wide budget for salary increases. In the case of Dr. Rothblatt, her total cash compensation is below the 50th percentile of our peer group. Mr. Edgemond received a 33.3% increase in base salary in connection with his appointment as Chief Financial Officer and Treasurer in March 2015.

  Cash Incentive Bonus Program

        Each year, our Compensation Committee establishes cash incentive bonus targets for each of our Named Executive Officers, taking into consideration the same factors as it uses to determine base salaries (other than our company-wide budget for salary increases). For 2015, our Compensation Committee established cash incentive bonus targets for our Named Executive Officers as a percentage of base salary, as shown in the Summary 2015 Target Total Direct Compensation table above. Cash incentive bonus targets, as a percentage of base salary, remained unchanged from 2014 levels for 2015 for Dr. Rothblatt and Mr. Mahon, and increased in 2015 for Drs. Jeffs and Zaccardelli and Mr. Edgemond in connection with their promotions.

        These stated incentive targets are comparable to those of executives in our peer group. Cash incentives are earned for achieving our Company-Wide Milestones (described below). Unlike other companies, which establish target goals and target payouts for their executives, and the opportunity to earn 150% to 200% of their target incentive for above target performance, we take a different approach. Our Milestone goals are aggressive and represent the maximum level of expected performance; therefore our stated incentive target is also our maximum. In recognition of the fact that we do not provide the same above target payout opportunity as executives in our peer group, our Compensation Committee established a "Herculean Milestone" several years ago to provide limited upside (up to 110% of each executive's incentive target) in the event we attain at least 80% of our Company-Wide Milestones, as follows:

Company-Wide Milestone Attainment	Herculean Milestone Addition	Total Attainment Range
80% to 89%	+7%	87% to 96%
90% to 100%	+10%	100% to 110%

        Because 100% attainment represents the maximum expected level of performance, the Compensation Committee believes that providing the Herculean Milestone addition at an 80% attainment level is appropriate.

        For 2016, based on feedback from shareholder advisory firms that were confused by the Herculean Milestone, our Compensation Committee eliminated the Herculean Milestone for executive officers and simply increased maximum cash incentive targets by 10%. Now, our Named Executive Officers can earn only up to their stated incentive target and have no opportunity for above target incentives for above target performance.

  2015 Milestones

        The Milestones (or performance goals) are generally intended to create company-wide incentives relating to significant corporate objectives, such as (i) financial performance and growth; (ii) research and development programs, manufacturing capabilities and other operational metrics and goals; and (iii) ethical conduct. Our Compensation Committee, in its discretion, may amend our Company-Wide Milestones and weightings at the beginning of each year, to reflect core performance measures for the success of our business, including our commitment to compliance, and to set goals that translate most directly into short-, medium-and long-term value growth.

        The Milestone performance targets are difficult to meet, and require significant leadership and execution on the part of our Named Executive Officers. Based on these factors, our Compensation Committee established the following Company-Wide Milestones and weightings for 2015:

2015 Company-Wide Milestone	Percentage of Award Opportunity
Milestone 1—Cash Profits: Growth in non-GAAP earnings(1) of 15% or more in 2015 compared to 2014, as reported in our earnings release for the full year, together with further adjustments for income tax expenses and extraordinary items, including new product licenses, acquisitions, project cancellations and royalty buy-outs	20%
Milestone 2—Financial Growth: Superior financial growth as evidenced by achieving the net revenues for 2015 included in our long-range business plan,(2) plus or minus 5%	20%
Milestone 3—Manufacturing: Adequate manufacturing capabilities, evidenced by a two-year inventory of Remodulin, Tyvaso and Orenitram finished drug product and passing all GMP-related FDA inspections at UT-owned facilities without any issues that prevent the use or approval of any of our drug products	20%
Milestone 4—Research & Development: Conduct insightful research and development programs, taking into account regulatory approvals, label extensions and the quantity and quality of trials that support our business goals	20%
Milestone 5—Ethics: Accomplish each of the above Milestones in an ethical manner, and respond, as appropriate, to any compliance-related investigations	20%

(1)
Non-GAAP earnings, a non-GAAP financial measure, is presented quarterly in our earnings release and is defined as defined as net income, adjusted for the following charges, which are presented net of our annual effective income tax rate, as applicable: (1) interest expense; (2) license fees; (3) depreciation and amortization; (4) impairment charges; and (5) share-based compensation expense (stock option, share tracking award and employee stock purchase plan). For 2015, we also adjusted non-GAAP earnings to eliminate the gain (net of our annual effective income tax rate) resulting from the sale of the Pediatric Priority Review Voucher that we received from the FDA in connection with the approval of Unituxin in September 2015. The Milestone calculation adjusts for the effect of income tax expense on earnings.

(2)
Target net revenues for 2015 were $1.435 billion.

        Our Compensation Committee has carefully crafted these Milestones, which represent rigorous, objective standards by which to measure company and executive officer performance. Our Compensation Committee believes that all five Milestones are strategically important to our continued success and therefore should be weighted equally in determining incentive awards. Cash profits and financial growth objectives are important to maintaining industry-leading financial performance, and our 2015 goals are tied to our long-term strategic objectives, which include aggressive revenue growth targets over five, ten and fifteen-year time horizons. Our manufacturing Milestone is intended to ensure a continuous supply of our treprostinil-based therapies, which generate the vast majority of our revenues. Our research and development Milestone is intended to ensure that we have a robust pipeline of products that has the capability of delivering future revenues sufficient to drive continued, industry-leading growth. Finally, our ethics and compliance milestone recognizes the importance of maintaining an effective compliance program as individual fines from government investigations of pharmaceutical companies have become increasingly material. Importantly, four of our Milestones create clear, objective standards for measuring company performance, while the fifth (Ethics) is necessarily based on a qualitative assessment.

        The details of our framework for determining 2015 Milestone performance are provided below:

Milestone	Award Determination Criteria
Cash Profits	•	< 75% of Goal: 0% credit
	•	75% to 100% of Goal: prorata credit (e.g., 90% of goal equals 90% credit)
	•	100%+ of Goal: 100% credit
Financial Growth	•	< 75% of Goal: 0% credit
	•	75% to 100% of Goal: prorata credit
	•	100%+ of Goal: 100% credit
Manufacturing	•	Award pro rata credit based on number of quarters for which: (1) inventory levels are achieved; and (2) the company passes any GMP-related FDA inspections
Research & Development	•	Award pro rata credit based on number of R&D points earned as a percent of expected R&D points, multiplied by a 1.2 risk factor*
Ethics	•	Based on qualitative assessment of the effectiveness of the overall compliance program as determined by our Nominating and Governance and Compensation Committees

*
Expected points are determined at the beginning of the year based on our pipeline, and progress is measured at the end of the year. Points are assigned as follows: Regulatory approval or label extension receives 7 points, phase 3 or 4 study unblinded with statistical significance receives 5 points, active phase 3 or 4 (or registration) study receives 4 points, active phase 2 study receives 2 points, and active phase 1 study receives one point. The risk factor is a normalization factor to reflect the inherent risk in drug development, and the lack of above target compensation opportunity available to our executive officers for above target performance.

        Under the terms of our Company-Wide Milestone Program, our Compensation Committee has the authority to exercise negative discretion in the event of partial attainment under any of the Milestones.

        For 2015, our Compensation Committee determined that 98% of the Milestones were achieved, in accordance with the following analysis:

Milestone	Performance	Goal Achievement % (A)	Weighting (B)	% of Award Earned (A × B)
1	2015 non-GAAP earnings (further adjusted for taxes), compared with 2014 non-GAAP earnings increased by 30% (from $776.1 million to over $1.0 billion)	100%	20%	20%
2	2015 net revenues for Remodulin, Tyvaso, Adcirca, Orenitram and Unituxin were $1.461 billion, which exceeded the $1.435 billion revenue target	100%	20%	20%
3	Maintained greater than two-year inventory of all strengths of Remodulin, Tyvaso and Orenitram and passed all FDA inspections at our facilities	100%	20%	20%
4	Secured FDA and EMA approval of Unituxin. Continued enrolling FREEDOM-EV trial of Orenitram (phase 3/4) and BEAT study of esuberaprost (phase 3). Commenced Remodulin and Orenitram studies in pediatric PAH patients, as well as a study of Orenitram in patients with idiopathic pulmonary fibrosis. Commenced phase 2/3 study of ex-vivo lung perfusion.	90%	20%	18%
5	Based on an assessment by our Nominating and Governance Committee, our company was found to have performed in an ethical manner, and with an effective compliance program.	100%	20%	20%

Total				98%

        Since the aggregate Milestone Attainment exceeded 90%, our Compensation Committee also awarded a Herculean Milestone of +10%, for a total Milestone Attainment level of 108% (applicable to cash bonuses only). Accordingly, cash incentive bonus awards earned by our Named Executive Officers and approved by our Compensation Committee for 2015 were as follows:

Executive Officer	2015 Base Salary (A)	2015 Cash Incentive Bonus Target as % of Base Salary (B)	2015 Milestone Attainment (C)	Total Cash Incentive Bonus Earned (A × B × C)
Martine Rothblatt	$1,084,400	100%	108%	$1,171,152
James Edgemond	$400,000	50%	108%	$216,000
Roger Jeffs	$925,000	90%	108%	$899,100
Paul Mahon	$765,100	60%	108%	$495,785
David Zaccardelli	$500,000	60%	108%	$324,000

        Mr. Ferrari retired in March of 2015 and thus was not eligible for payout of a cash incentive bonus award.

  Long-Term Incentive Compensation

  2015 Long-Term Incentive Compensation

        Our long-term incentive compensation program is structured to support our pay-for-performance and shareholder alignment objectives. Historically, we granted long-term incentive awards to Dr. Rothblatt in the form of stock options under the 1997 United Therapeutics Corporation Amended and Restated Equity Incentive Plan (EIP), and to our other Named Executive Officers in the form of awards under the 2011 United Therapeutics Corporation Share Tracking Awards Plan (collectively with its predecessor plan adopted in 2008, the STAP). However, with the approval of the United Therapeutics Corporation 2015 Stock Incentive Plan (the 2015 SIP), which was approved by our stockholders on June 26, 2015, all equity-based awards beginning on June 26, 2015 have been granted in the form of stock options.

        In March 2015, prior to the approval of the 2015 SIP, we awarded long-term incentive awards to each of our Named Executive Officers based on 2014 performance in the form of STAP awards (other than Dr. Rothblatt, who received no long-term incentive award during calendar year 2015). For 2015 performance, we awarded long-term incentive awards to each of our Named Executive Officers in the form of stock options under the 2015 SIP in March 2016. These long-term incentive awards provide value to our Named Executive Officers only if our stock price increases from the date of grant (which benefits all shareholders) until the date of exercise.

        Our Compensation Committee believes it is appropriate to consider, but not emphasize, the fair value of the long-term target opportunity because the meaningful incentive in long-term incentive compensation for our Named Executive Officers lies not in the accounting values of stock options but rather in the potential for appreciation in our stock price. In this regard, while we report the grant date fair values of our stock options used for financial reporting purposes in the Summary Compensation Table and Grants of Plan-Based Awards in 2015 table below, our Named Executive Officers may never realize these amounts. Our Named Executive Officers realize compensation from their stock options only to the extent they have the opportunity to exercise such grants at a time when the price of our common stock exceeds the awards' exercise prices.

        Our Named Executive Officers received stock options for 2015 performance in March 2016. These stock options partially vest in one-fourth increments on each of the first four anniversaries of the grant date. These awards expire within 10 years from the date of grant, subject to earlier expiration upon termination of employment with us. The Committee views strictly time-based vesting of stock options as appropriate, given that the Committee takes into consideration aggregate attainment of our Company-Wide Milestones as a significant factor in determining the size of stock option grants and given that the future realizable value of these awards will be based on increases in our stock price, mirroring an increase in value to our shareholders. For 2015, stock option grant levels precisely mirrored Milestone attainment levels.

        Our Compensation Committee set the 2015 long-term incentive targets for our Named Executive Officers in February 2015. Our Compensation Committee does not have a set benchmark or formula for setting the long-term incentive award target for these individuals. It reviews and establishes long-term incentive target opportunities based on several factors, including: (i) the fair value of the long-term target opportunity in relation to our peer group; (ii) past grant levels; (iii) individual and company performance; and (iv) the potential gain to be realized from these awards based on the appreciation in the price of our common stock.

        The 2015 long-term incentive targets shown in the Summary 2015 Target Total Direct Compensation table above represent the maximum potential long-term incentive award each Named Executive Officer can receive in relation to maximum 2015 performance levels. Our Compensation Committee approves actual awards based on our overall performance, financial condition and prospects, including accomplishments under our Company-Wide Milestone Incentive Bonus Program. Generally, the stock option award percentage for each executive mirrors Company-Wide Milestone performance, unless our Compensation Committee determines that a lower or higher percentage is warranted based on other factors relating to company or individual performance.

        With respect to company and individual performance for the 2015 fiscal year, our Compensation Committee approved the grant of stock options to each of our Named Executive Officers on March 15, 2016. Each award was equal to 98% of the individual's target as shown below:

	2015 Long-Term Incentive Award (Granted on March 15, 2016)
Executive Officer	Long-Term Incentive Award Opportunity (#) (A)	Earned Award as % of 2015 Long-Term Incentive Target (B)	Long-Term Incentive Award Earned (#) (A × B)
Martine Rothblatt	300,000	98%	294,000
James Edgemond	50,000	98%	49,000
Roger Jeffs	250,000	98%	245,000
Paul Mahon	125,000	98%	122,500
David Zaccardelli	75,000	98%	73,500

        In determining the number of stock options earned, our Compensation Committee considered primarily our company's overall performance, placing heavy weight on the attainment of 98% of our Company-Wide Milestones for 2015. It also conducted a subjective review of individual performance, and determined that each Named Executive Officer's efforts played a major role in our 98% Milestone achievement level, that there were no individual deficiencies in individual performance, and therefore awarded them each 98% of their long-term incentive target. Mr. Ferrari terminated employment in March of 2015 and thus did not receive a stock option grant in 2016 in recognition of 2015 performance.

  Promotion STAP Awards

        In connection with the promotion to their current roles, Drs. Jeffs and Zaccardelli received a one-time promotion award of 100,000 and 37,500 STAP awards, respectively. These STAP awards were granted on January 2, 2015. Mr. Edgemond also received a one-time grant of 25,000 STAP awards upon his appointment as Chief Financial Officer and Treasurer on March 13, 2015. Based on the advice of our independent compensation consultant, we understand that the size of these awards and the time-based vesting nature of these awards, particularly when granted as a STAP which requires stock price appreciation in order to have any realizable value, is typical among our peers. All STAP awards vest in equal annual installments over four years, provided the executive remains employed by our company.

  Conclusion

        As a result of these actions, actual total direct compensation (defined as base salary, plus cash incentive bonus earned, plus the grant date fair value of long-term incentive awards granted) for our Named Executive Officers averaged to the 75th percentile of our peer group for each of our Named Executive Officers. Our Compensation Committee believes this was appropriate given the pay-for-performance design of our compensation arrangements, where a significantly larger portion of Named Executive Officers' compensation on average is performance-based when compared to our peer group, and our track record of extraordinary, long-term performance against our internal goals and relative to our peers. Additionally, our annual compensation levels and composite performance* for 2015 are extremely well aligned in relation to our peer group. As illustrated in the chart, below United

Therapeutics' pay and performance is within the pay/performance alignment zone (depicted by the solid diagonal lines in the middle of the chart).

*
Composite performance is defined as the following factors, each weighted 50%: (1) calendar year 2015 total shareholder return; and (2) the average of fiscal year 2015 revenue growth, EBITDA growth and EBITDA margin.

Other Executive Compensation Policies and Practices

  Long-Term Incentive Awards Grant Timing Policy

        Our long-term incentive award grant timing is designed so that awards are granted after the market has had an opportunity to react to our announcement of annual earnings. We also believe this timing helps us avoid broad internal communication of highly confidential financial results prior to public announcement of our annual financial results. All long-term incentive awards granted to our Named Executive Officers and other employees have an exercise price equal to the closing price of our common stock on the NASDAQ on the date of grant or, if the award is granted on a date when the NASDAQ is not open, an exercise price equal to the closing price of our common stock on the NASDAQ on the preceding trading day.

        Long-term incentive awards for our Named Executive Officers other than Dr. Rothblatt for 2014, as discussed in our 2015 Proxy Statement, were granted on March 13, 2015, and these awards are shown in the Summary Compensation Table and the tables thereafter. Awards granted on March 15, 2016 for the full-year 2015 are not shown in the Summary Compensation Table and the tables thereafter, in accordance with SEC disclosure rules. These awards will be included in these tables in our 2017 Proxy Statement. Through December 31, 2014, the long-term incentive award for our Chairman and Co-Chief Executive Officer, if earned, was granted in accordance with the formula set forth in her employment agreement once each year on December 31st, or the preceding Friday if such date falls on a weekend. Beginning with the 2015 performance period, awards to our Chairman and Co-Chief Executive Officer are granted on March 15th of the following calendar year (or the preceding trading day, if markets are not open on March 15th).

  Benefits and Perquisites

        The benefits offered to our Named Executive Officers are substantially the same as those offered to all employees, with the exception of the supplemental executive retirement plan (SERP) discussed in the section entitled Supplemental Executive Retirement Plan below. We provide a tax-qualified retirement plan (a 401(k) plan) and medical and other benefits to executives that are generally available to other full-time employees. Under our 401(k) plan, all employees are permitted to contribute up to the maximum amount allowable under applicable law (i.e., $18,000 in 2015 or $24,000 for eligible participants who are age 50 or older). We make matching contributions equal to 40% of eligible employee contributions with such matching contributions vesting 33 1/3% per year based on years of service, not the amount of time an employee has participated in the 401(k) plan. Therefore, once an employee completes three years of service, his or her account is fully vested and any future matching funds will vest immediately. The 401(k) plan and other generally available benefits programs allow us to remain competitive for executive talent. We also provide limited perquisites to our Named Executive Officers, including participation in either our vehicle lease program, which covers the monthly lease payment and cost of insurance and maintenance on vehicles, or a monthly car allowance of $600. Our Compensation Committee believes that the availability of these benefit programs generally enhances executive recruitment, retention, productivity and loyalty to us.

        For additional details on certain benefits and perquisites received by our Named Executive Officers, see the Summary Compensation Table below.

  Supplemental Executive Retirement Plan

        We maintain our SERP for select executives to enhance the long-term retention of individuals who have been and will continue to be vital to our success. Currently, only our Named Executive Officers (other than Messrs. Edgemond and Ferrari) and six other members of senior management participate in the SERP. The SERP provides each participant with a lifetime annual payment after retirement (or at his or her election, a lump-sum payment) of up to 100% of final average three year gross salary less estimated social security benefit, provided that he or she is employed by us or one of our affiliates until age 60. Participants in the SERP are prohibited from competing with us or soliciting our employees for a period of twelve months following his or her termination of employment (or, if earlier, upon attainment of age 65). Violation of this covenant will result in forfeiture of all benefits under the SERP.

        Additional details regarding the SERP, including provisions in connection with a participant's death or disability or change in control of our company, are provided under the Pension Benefits in 2015 table below.

  Post-Employment Obligations for Named Executive Officers

        Each of our Named Executive Officers is eligible for certain severance payments in the event his or her employment terminates under specified circumstances, including in connection with a change in control, as provided in their employment agreements as well as the terms of the SERP, the EIP, the 2015 SIP and the STAP. These payments vary based on the type of termination but may include cash severance, stock option and STAP vesting acceleration, SERP vesting acceleration, and/or continuation of health and other benefits.

        Our Compensation Committee approved these arrangements in order to promote the loyalty and productivity of our Named Executive Officers and to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of our shareholders and other constituents of our company without undue concern about whether the transaction may jeopardize their employment. Our Compensation Committee wants our Named Executive Officers to be free to think creatively and promote the best interests of our company without worrying about the impact of those decisions on their employment.

        Details regarding severance and change in control arrangements for our Named Executive Officers are contained in the text following the Potential Payments Upon Termination or Change in Control table below.

  Stock Ownership Guidelines

        As noted above under Board of Directors, Committees, Corporate Governance—Stock Ownership Guidelines, in 2011 our Board adopted Stock Ownership Guidelines in order to further align the financial interests of our directors and executive officers with those of our shareholders, to foster a long-term management orientation, and to promote sound corporate governance. Our Board amended the Stock Ownership Guidelines in 2015 in light of title changes for Drs. Rothblatt and Jeffs, and the addition of two new executive officers. As amended, our Stock Ownership Guidelines set targets for each executive officer according to the lesser of a multiple of base salary or fixed number of shares of common stock as follows:

Title of Individual	Ownership Target
Chairman and Co-Chief Executive Officer	Lesser of 6x base salary or 100,000 shares
President and Co-Chief Executive Officer	Lesser of 3x base salary or 40,000 shares
Chief Financial Officer and Treasurer	Lesser of 3x base salary or 20,000 shares
Executive Vice President and General Counsel	Lesser of 3x base salary or 30,000 shares
Executive Vice President and Chief Operating Officer	Lesser of 3x base salary or 20,000 shares

        In determining ownership levels for each executive officer, credit is provided for shares held outright, as well as the number of vested, but unexercised, stock options and STAP awards. For purposes of vested, unexercised stock options and STAP awards, shares will be calculated on an "as if exercised" basis, assuming a cashless exercise (in the case of stock options) and net of taxes (using an assumed 35% tax rate). Executive officers are expected to achieve their Stock Ownership Guideline target within five years of becoming subject to this policy. The policy provides procedures for granting exemptions in the case of severe financial hardship. As of April 11, 2016, all of our Named Executive Officers had met the ownership targets in our Stock Ownership Guidelines.

  Policy Regarding Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code (the Code) generally provides that we may not deduct compensation paid to our Chairman and Co-Chief Executive Officer and the three other most highly paid executive officers (other than our Chief Financial Officer) that exceeds $1 million per officer in a calendar year. Compensation that is considered "performance-based compensation" within the meaning of the Code does not count toward the $1 million limit.

        While our Compensation Committee considers the impact of this tax treatment, the primary factor influencing program design is the support of business objectives. Generally, whether incentive compensation will be deductible under Section 162(m) of the Code will be a consideration, but not the decisive consideration, with respect to our Compensation Committee's compensation determinations. Accordingly, our Compensation Committee retains flexibility to structure our compensation programs in a manner that is not tax-deductible in order to achieve a strategic result that our Compensation Committee determines to be more appropriate. For example, awards granted under the annual cash incentive plan and the STAP historically have not met all of the requirements for deductibility under the Code, and therefore may not be deductible, even though we consider annual cash incentive awards and STAP awards to be based on performance.

        In 2014, our shareholders approved the United Therapeutics Corporation Section 162(m) Bonus Plan, which is intended to provide our company with the ability to deduct future cash bonuses to all of our Named Executive Officers, beginning with the 2015 performance period. Beginning in 2015, our cash bonus structure is intended to enable us to deduct such bonuses paid to our Named Executive Officers. Furthermore, following shareholder approval of the 2015 SIP, we have structured future equity-based awards to our Named Executive Officers in a manner intended to be deductible by us. The rules and regulations promulgated under Section 162(m) of the Code are complicated, however, and subject to change from time to time, sometimes with retroactive effect. As such, there can be no guarantee that any award intended to qualify as performance-based compensation under Section 162(m) of the Code will so qualify.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into United Therapeutics' Annual Report on Form 10-K for the year ended December 31, 2015.

Submitted by the Compensation Committee: Christopher Causey (Chair) Christopher Patusky Louis Sullivan

 EXECUTIVE COMPENSATION

        The following table shows compensation information for 2013, 2014 and 2015 for our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)		Bonus ($)	Option/ STAP Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)		All Other Compensation(5) ($)	Total ($)
Martine Rothblatt	2015	$1,078,099	(6)	—	—	$1,171,152	$—		$18,626	$2,267,877
Chairman and Co-Chief	2014	1,024,524		—	29,460,128	1,073,981	1,633,033		23,263	33,214,929
Executive Officer	2013	992,678		—	36,097,326	1,102,907	—		25,344	38,218,255
John Ferrari(7)	2015	225,726		—	6,954,075	—	—	(8)	1,854,637	9,034,438
Former Chief Financial	2014	565,533		—	4,236,250	351,766	1,481,409		14,560	6,649,518
Officer	2013	543,781		—	2,904,900	361,218	434,927		13,440	4,258,266
James Edgemond(9)	2015	380,146		—	2,402,371	216,000	N/A		13,400	3,011,917
Chief Financial Officer and Treasurer
Roger Jeffs	2015	925,000		—	14,397,705	899,100	584,767		26,127	16,832,699
President and	2014	840,389		—	5,930,750	653,381	1,398,158		25,213	8,847,891
Co-Chief Executive Officer	2013	808,067		—	4,066,860	670,973	—		25,487	5,571,387
Paul Mahon	2015	760,201		—	6,954,075	495,785	303,644		17,800	8,531,505
Executive Vice President	2014	730,988		—	4,236,250	454,663	1,209,728		16,400	6,648,029
and General Counsel	2013	702,873		—	2,904,900	466,884	—		16,400	4,091,057
David Zaccardelli(10)	2015	500,000		—	4,529,880	324,000	360,063		17,800	5,731,743
Executive Vice President and Chief Operating Officer

(1)
Increases in base salaries for our Named Executive Officers became effective on March 1, 2014 and March 1, 2013. In addition, increases in base salaries for Messrs. Mahon and Edgemond became effective on March 1, 2015 (2015 base salary increases for Drs. Jeffs, Rothblatt and Zaccardelli became effective January 1, 2015). Therefore, a portion of the base salary shown for each year reflects the salary level for the previous year.

(2)
Amounts shown represent the aggregate grant date fair value of stock options and STAP awards granted in each reported year, computed in accordance with applicable accounting standards. For a discussion of valuation assumptions for stock options and STAP awards for 2015 see Note 11—Stockholders' Equity and Note 7—Share Tracking Award Plans, respectively, to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. The stock options were awarded under our EIP and the STAP awards were granted under the STAP. See the Grants of Plan-Based Awards in 2015 table for more information on stock options and STAP awards granted to our Named Executive Officers in 2015.

(3)
Amounts shown for 2015 represent the total cash awards earned by each Named Executive Officer under our Company-Wide Milestone Incentive Bonus Program for 2015. The payouts were determined based on our attainment of specific, pre-established performance Milestones. For information on the amounts earned for 2015, see the section entitled Cash Incentive Bonus Program in the Compensation Discussion and Analysis above.

(4)
Amounts shown represent the change in the actuarial present value of retirement benefits under the SERP calculated in accordance with GAAP under SEC requirements. The assumptions used in calculating the change in the actuarial present value of SERP benefits are described in the footnotes to the Pension Benefits table below. Dr. Rothblatt's change in value was negative (-$245,203) and thus is reported as zero in 2015 in accordance with SEC rules. The change in pension value from year to year as reported in the table will vary based on these assumptions and may not represent the value that a Named Executive Officer will actually accrue or receive under the SERP.

(5)
The amounts shown represent the aggregate incremental cost that can be attributed to lease, insurance and maintenance payments made on vehicles leased by us and used by a Named Executive Officer or for monthly automobile allowances, and for travel expenses for family members to our functions (collectively, the perquisites), and "matching contributions" under our 401(k) Plan equal to 40% of each participant's qualifying salary contributions. In the case of Mr. Ferrari, the amount shown also includes $1,851,377 in severance payments in accordance with his employment agreement.

(6)
Our Canadian subsidiary pays a portion of Dr. Rothblatt's total base salary in the amount of 120,000 Canadian dollars. The value of this portion in U.S. dollars has been estimated for the purposes of disclosure here by using the spot exchange rate on the dates on which Dr. Rothblatt was paid. In 2015, our Canadian subsidiary paid the equivalent of US$93,698.50 of Dr. Rothblatt's total base salary.

(7)
Mr. Ferrari served as our Chief Financial Officer until his retirement on March 13, 2015.

(8)
Mr. Ferrari retired on March 13, 2015, and on October 1, 2015 received $7,116,759 as a lump sum benefit under the SERP. The accrued benefit at December 31, 2014 was $45,609 higher than the amount paid on October 1, 2015.

(9)
Mr. Edgemond was promoted to Chief Financial Officer and Treasurer on March 13, 2015, following the retirement of Mr. Ferrari. Amounts reported reflect compensation paid to Mr. Edgemond during the entirety of 2015.

(10)
Dr. Zaccardelli was promoted to Executive Vice President and Chief Operating Officer on January 1, 2015, and became a Named Executive Officer.

Grants of Plan-Based Awards in 2015

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
					All Other Option Awards: Number of Securities Underlying Options or STAP Awards(2) (#)
							Exercise or Base Price of Option or STAP Awards ($/Sh)	Grant Date Fair Value of Option or STAP Awards(3) ($)
Name	Award Type	Grant Date	Target ($)	Maximum ($)
Martine Rothblatt	Milestone Incentive		$1,084,400	$1,192,840
John Ferrari	STAP	03/13/15			116,250		$163.30	$6,954,075
	Milestone Incentive		$341,520	$375,672
James Edgemond	STAP	03/13/15			40,160	(4)	$163.30	$2,402,371
	Milestone Incentive		$200,000	$220,000
Roger Jeffs	STAP(5)	01/02/15			100,000		$127.73	$4,662,000
	STAP	03/13/15			162,750		$163.30	$9,735,705
	Milestone Incentive		$832,500	$915,750
Paul Mahon	STAP	03/13/15			116,250		$163.30	$6,954,075
	Milestone Incentive		$459,060	$504,966
David Zaccardelli	STAP(6)	01/02/15			37,500		$127.73	$1,748,250
	STAP	03/13/15			46,500		$163.30	$2,781,630
	Milestone Incentive		$300,000	$330,000

(1)
The amounts in these columns represent each Named Executive Officer's cash incentive bonus target and maximum opportunities based on the annual Company-Wide Milestone Incentive Bonus Program for 2015 described in the section entitled Company-Wide Milestone Incentive Bonus Program in the Compensation Discussion and Analysis above. Our Company-Wide Milestone Incentive Bonus Program does not have a threshold payout. Accordingly, no threshold column is shown. Actual bonuses earned under the program in 2015 are reported in the Summary Compensation Table under the column entitled "Non-Equity Incentive Plan Compensation."

(2)
The amounts in this column reflect the number of STAP awards granted to our Named Executive Officers as long-term incentive awards under our STAP. Dr. Rothblatt received no stock options or STAP awards in 2015.

(3)
For stock options, the grant date fair value is generally the amount that we will recognize as an expense over the award's vesting period, computed in accordance with applicable accounting standards. For STAP awards, the dollar values in this column reflect the fair value of the awards on the grant date computed in accordance with applicable accounting standards.

(4)
Includes 25,000 STAP awards granted to Mr. Edgemond as a one-time grant upon his promotion to Chief Financial Officer and Treasurer, and 15,160 STAP awards granted to Mr. Edgemond under our Company-Wide Milestone Program.

(5)
Reflects one-time STAP award granted to Dr. Jeffs upon his promotion to President and Co-Chief Executive Officer.

(6)
Reflects one-time STAP award granted to Dr. Zaccardelli upon his promotion to Executive Vice President and Chief Operating Officer.

Narratives to Summary Compensation Table and Grants of Plan-Based Awards in 2015 Table

Named Executive Officer Employment Agreements

        The material terms of each Named Executive Officer's employment agreement are described below.

  Dr. Rothblatt

        In April 1999, we entered into an employment agreement with Dr. Rothblatt. This agreement was amended from time to time and we entered into an Amended and Restated Executive Employment Agreement with Dr. Rothblatt effective January 1, 2009 in order to clarify the effectiveness of certain prior amendments, and to make certain other immaterial amendments. This agreement was further amended effective January 1, 2015, to reflect her new title of Chairman and Co-Chief Executive Officer, to remove her entitlement to an annual grant of stock options based on a market capitalization growth formula, and to provide flexibility for our company to grant her incentive-based compensation in a variety of forms in our Compensation Committee's discretion.

        Dr. Rothblatt's employment agreement provides for an initial five-year term, which is automatically extended for an additional year at the end of each year unless either party gives at least six months' notice of termination. If either party provided such a notice of termination, it would result in a four-year remaining term. We note that this rolling five-year term has no bearing on potential severance payments upon termination, which are described under Potential Payments Upon Termination or Change in Control.

        Dr. Rothblatt's compensation in 2015 was paid pursuant to this employment agreement, which entitles her to a minimum base salary of $180,000, annual cash and long-term incentive compensation and participation in employee benefits generally available to other executives of our company. The level of Dr. Rothblatt's base salary is subject to annual review and increase by our Compensation Committee. Her annual salary was last reviewed in January 2016, and beginning March 1, 2016, was $1,127,800. Her employment agreement also requires us to pay the cost of leasing, maintaining and insuring an automobile for Dr. Rothblatt.

        Effective as of January 1, 2015, Dr. Rothblatt's employment agreement was amended to eliminate a clause providing for the annual award of stock options and to clarify that our company anticipates that on and after such date it will issue long-term incentive awards to Dr. Rothblatt in the form of either stock options or STAP awards. The amendment also eliminated Dr. Rothblatt's right to an Internal Revenue Code Section 280G excise tax gross-up payment.

        Dr. Rothblatt's employment agreement prohibits her from engaging in activities competitive with us for five years following her last receipt of compensation from us. She is also subject to a permanent confidentiality obligation. For information regarding severance and change in control arrangements for Dr. Rothblatt, see the text following the Potential Payments Upon Termination or Change in Control table below.

  Dr. Jeffs, Mr. Edgemond, Mr. Mahon Dr. Zaccardelli and Mr. Ferrari

        We have entered into employment agreements with each of Dr. Jeffs, Mr. Edgemond, Mr. Mahon and Dr. Zaccardelli and, prior to his retirement in 2015, were party to an employment agreement with Mr. Ferrari. The agreements for Dr. Jeffs, Mr. Mahon and Dr. Zaccardelli provide, and the agreement for Mr. Ferrari provided, prior to his retirement, for an initial five-year term, which is automatically extended for an additional year at the end of each year. Either party may terminate the agreement a certain time period prior to an annual renewal, which would result in a four-year remaining term. The agreement for Mr. Edgemond provides an initial term of three years, following which it continues from year-to-year for one year terms unless either party provides written notice to terminate a certain time period prior to the end of the then-current term. Dr. Jeffs' agreement was entered into in in November 2000, Mr. Edgemond's in March 2015, Mr. Mahon's in June 2001 and Dr. Zaccardelli's in June 2006. Dr. Jeffs' agreement provides for an annual base salary of at least $250,000, Mr. Edgemond's agreement provides for an annual base salary of at least $400,000, Mr. Mahon's agreement provides for an annual base salary of at least $300,000 and Dr. Zaccardelli's agreement provides for an annual base salary of at least $214,812 and Mr. Ferrari's agreement provided for an annual base salary of at least $240,000. The level of each executive's base salary is subject to annual review and increase by our Compensation Committee. Annual salaries for each of these executives other than Mr. Ferrari were last reviewed in January 2016. Effective March 1, 2016, Dr. Jeffs' annual salary was increased to $962,000, Mr. Edgemond's annual salary was increased to $440,000, Mr. Mahon's annual salary was increased to $795,700 and Dr. Zaccardelli's annual salary was increased to $520,000. Under these agreements, each executive is eligible to participate in our broad- based employee benefit plans. In accordance with the terms of Dr. Jeffs' employment agreement, we also pay the cost for leasing, maintaining and insuring an automobile for Dr. Jeffs. In accordance with our executive automobile policy, we also pay the cost for leasing, maintaining and insuring an automobile for Mr. Edgemond, and Mr. Mahon and Dr. Zaccardelli each receive a monthly car allowance, as did Mr. Ferrari prior to his retirement in March 2015, equal to $600 per month through October 2015, and $1,000 per month thereafter.

        Each of these employment agreements prohibits the executive from accepting employment, consultancy or any other business relationships with an entity that directly competes with us or from engaging in the solicitation of our employees on behalf of a competitor for a period of time following his last receipt of compensation from us (two years in the case of Dr. Jeffs, Mr. Mahon and Mr. Ferrari, and one year in the case of Mr. Edgemond and Dr. Zaccardelli). Each of Dr. Jeffs, Mr. Edgemond, Mr. Mahon Dr. Zaccardelli and Mr. Ferrari is under an obligation of confidentiality for three years after termination of his employment.

        Mr. Edgemond and Dr. Zaccardelli are each also parties to a Change in Control Severance Agreement providing benefits in the event of his termination following a change in control of our company. In particular, these benefits include a cash severance payment equal to two times base salary, plus two times the highest of (i) the cash bonus paid to the individual for the year immediately preceding the year in which the change in control occurs, (ii) the cash bonus payable to the individual for the year immediately preceding the year in which the termination of employment occurs, or (iii) the individual's annual target cash bonus. This cash severance would become payable is in lieu of any severance payment under the respective employment agreements, unless severance under the employment agreement would result in a greater benefit. The Change in Control Severance Agreement also provides for continuation of medical benefits for 24 months following termination, and outplacement benefits with a value of $10,000.

        For further information regarding severance and change in control arrangements for these Named Executive Officers, see the text following the Potential Payments Upon Termination or Change in Control table below.

Summary of Terms of Plan-Based Awards

  Equity Incentive Plan

        For 2014 and prior years, Dr. Rothblatt was eligible to receive an annual award of options to purchase a number of shares of common stock equal to one-eighteenth of one percent of the increase in our market capitalization, calculated using the average closing price for the month of December versus the average measured in December of the prior year. Through the end of 2014, all of Dr. Rothblatt's stock options were awarded pursuant to our EIP, have a term of ten years and are fully vested and exercisable on the date of grant. The stock options have an exercise price equal to the closing price on the NASDAQ on the date of grant. Effective January 1, 2015, this entitlement was eliminated from her employment agreement, and the issuance of awards under the EIP has been discontinued.

  STAP Awards and Stock Options under the 2015 SIP

        As described in the section entitled Long-Term Incentive Award Compensation in the Compensation Discussion and Analysis above, in 2015 our Named Executive Officers (other than Dr. Rothblatt) were granted STAP awards based on 2014 performance. The issuance of STAP awards was discontinued upon the approval of our 2015 SIP in June 2015. In 2016, our Named Executive Officers were granted stock options under our 2015 SIP.

        These long-term incentive awards are granted annually, concurrently with the cash incentive bonus awards. The STAP awards convey the right to receive an amount in cash equal to the positive difference between the exercise price (which equals the closing price of our common stock on the date of grant) and the closing price of our common stock on the date of exercise. The fair value is based on the closing price of our common stock on the relevant grant date.

        STAP awards granted to our Named Executive Officers in 2015 and stock options granted under the 2015 SIP in 2016 vest in one-fourth increments on the first four anniversaries of the date of grant, in each case subject to the Named Executive Officer's continued employment. Each award has a ten-year term. For information regarding acceleration of vesting upon certain employment termination events, see the text following the Potential Payments Upon Termination or Change in Control table below.

Outstanding Equity Awards at 2015 Fiscal Year-End

        The following table sets forth information regarding unexercised stock options or STAP awards held by each of our Named Executive Officers as of December 31, 2015.

	Option Awards and STAP Awards
			Number of Securities Underlying Unexercised Options or STAP Awards
					Option or STAP Award Exercise Price($)	Option or STAP Award Expiration Date
Name and Grant Date	Award Type		(#) Exercisable(1)	(#) Unexercisable
Martine Rothblatt
12/31/2007	Stock Option		288,418	—	30.75	12/31/2017
12/31/2009	Stock Option		430,244	—	52.65	12/31/2019
12/31/2010	Stock Option		364,834	—	63.22	12/31/2020
12/31/2012	Stock Option		61,288	—	53.42	12/31/2022
12/31/2013	Stock Option		1,000,000	—	113.08	12/31/2023
12/31/2014	Stock Option		723,869	—	129.49	12/31/2024
James Edgemond
01/14/2013	STAP Award	(2)	5,000	—	$52.12	01/14/2023
03/14/2014	STAP Award		602	1,809	94.96	03/14/2024
03/13/2015	STAP Award		—	25,000	163.30	03/13/2025
03/13/2015	STAP Award		—	15,160	163.30	03/13/2025
John Ferrari
03/14/2014	STAP Award		60,000	—	94.96	03/14/2024
03/13/2015	STAP Award		116,250	—	163.30	03/13/2025
Roger Jeffs
03/15/2011	STAP Award		37,000	—	65.80	03/15/2021
03/15/2012	STAP Award		—	37,625	47.50	03/15/2022
03/15/2013	STAP Award		—	80,500	61.06	03/15/2023
03/14/2014	STAP Award		43,750	131,250	94.96	03/14/2024
01/02/2015	STAP Award		—	100,000	127.73	01/02/2025
03/13/2015	STAP Award		—	162,750	163.30	03/13/2025
Paul Mahon
09/15/2009	STAP Award		112,500	—	50.09	09/15/2019
03/15/2010	STAP Award		62,500	—	57.15	03/15/2020
09/15/2010	STAP Award		62,500	—	51.37	09/15/2020
03/15/2011	STAP Award		62,500	—	65.80	03/15/2021
03/15/2012	STAP Award		12,625	26,875	47.50	03/15/2022
03/15/2013	STAP Award		57,500	57,500	61.06	03/15/2023
03/14/2014	STAP Award		31,250	93,750	94.96	03/14/2024
03/13/2015	STAP Award		—	116,250	163.30	03/13/2025
David Zaccardelli
03/15/2011	STAP Award		25,000	—	65.80	03/15/2021
03/15/2011	STAP Award		39,000	—	65.80	03/15/2021
03/15/2012	STAP Award		—	10,750	47.50	03/15/2022
01/02/2013	STAP Award		—	100,000	53.83	01/02/2023
03/15/2013	STAP Award		—	23,000	61.06	03/15/2023
03/14/2014	STAP Award		12,500	37,500	94.96	03/14/2024
01/02/2015	STAP Award		—	37,500	127.73	01/02/2025
03/13/2015	STAP Award		—	46,500	163.30	03/13/2025

(1)
Except as otherwise noted, STAP awards vest in one-fourth increments on the first four anniversaries of the date of grant, assuming continued employment. Dr. Rothblatt's stock options were fully vested upon grant pursuant to her employment agreement.

(2)
One-time STAP award granted upon Mr. Edgemond's commencement of employment, which vested in full on February 28, 2015.

 Option Exercises and Stock Vested in 2015

        The following table shows (i) the number of shares of our common stock acquired upon exercise of stock options; and (ii) the number of STAP awards exercised by each of our Named Executive Officers during the year ended December 31, 2015.

	Option Awards		STAP Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of STAP Awards Exercised (#)	Value Realized on Exercise ($)(1)
Martine Rothblatt	785,868	$94,407,740	—	$—
John Ferrari	—	$—	381,250	$36,648,491	(2)
James Edgemond	—	$—	—	$—
Roger Jeffs	—	$—	515,125	$56,052,564
Paul Mahon	—	$—	138,750	$16,401,520
David Zaccardelli	—	$—	130,136	$14,261,565

(1)
Represents the difference between the exercise price of the stock options or STAP award and the fair market value of our common stock on the date of exercise, multiplied by the number of options or STAP awards exercised. STAP awards convey the right to receive an amount in cash equal to the positive difference between the exercise price and the closing price of our common stock on the date of exercise.

(2)
Reflects the full year ended December 31, 2015, even though Mr. Ferrari retired on March 13, 2015.

Pension Benefits in 2015

        The table below describes the present value of the accumulated benefit for our Named Executive Officers under the SERP. Mr. Edgemond does not participate in the SERP.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit ($)(2)
Martine Rothblatt	SERP	15.0	$14,651,057
John Ferrari(3)	SERP	0	$—
Roger Jeffs	SERP	15.0	$9,885,655
Paul Mahon	SERP	14.5	$7,807,072
David Zaccardelli	SERP	11.9	$4,427,914

(1)
Reflects the number of years (up to the maximum of 15 years under the terms of the SERP) since each Named Executive Officer commenced employment with us.

(2)
For a discussion of valuation assumptions, see Note 14—Employee Benefit Plans—Supplemental Executive Retirement Plan to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. The present value of accumulated benefits calculation includes non-service-related benefits; that is, it assumes continued service until participants reach age 60. The present value is based on accumulated benefits projected at age 60 based on earnings at December 31, 2015, without reflecting the age 62 social security offset. A discount rate of 3.82% is used and assumes no pre-retirement death, disability or termination.

(3)
Mr. Ferrari retired in March 2015, and received a payout under the SERP in October 2015.

Supplemental Executive Retirement Plan

        In 2006, our Compensation Committee approved our SERP, which is a non-qualified supplemental defined benefit retirement plan for select key executives intended to enhance the long-term retention of individuals that have been and will continue to be vital to our success. Participants in the SERP generally must remain in the employ of our company or one of its affiliates until age 60 to receive a benefit except in the event of death, disability or a change in control of our company. If a participant terminates employment with us for any reason prior to age 60 (other than due to death or disability or following a change in control), no benefit will be paid. The benefit to be paid under the plan is based on when an executive commenced participation in the plan. In general, a participant will be eligible for an unreduced benefit under the plan after 15 years of service. Upon a change-in-control before a participant reaches age 60, he or she will immediately vest in and receive a prorated benefit based on years of service to date.

        The SERP is administered by our Compensation Committee. Currently, our Named Executive Officers (other than Mr. Edgemond and Mr. Ferrari) and six other members of senior management participate in the SERP. Drs. Rothblatt and Jeffs and Mr. Mahon are all eligible, upon retirement after the age of 60, to receive monthly payments equal to the monthly average of the total gross base salary received by the participant over his or her last 36 months of active employment (the Final Average Compensation), reduced by the participant's estimated social security benefit (determined as provided under the SERP), for the remainder of the participant's life (the aggregate amount of such payments, the Normal Retirement Benefit), commencing on the first day of the sixth month after retirement. For executives who began participating in the plan after July 1, 2006, the retirement benefit is generally calculated as 100% of the final three-year average gross base salary reduced by the estimated social security benefit they would receive in retirement, multiplied by a fraction (not to exceed 1) the numerator of which is their years of service and the denominator of which is 15 (the Normal Retirement Benefit). This means that for participants who have less than 15 years of service with us, the retirement benefit is prorated by the number of years of actual service divided by 15 years. By age 60, all of the current participants will have had 15 years of service if they remain employed by us. In the event of termination of employment due to disability prior to the age of 60 or death prior to retirement, a participant or the participant's beneficiary, as applicable, will be entitled to a percentage of the Normal Retirement Benefit, as determined under the SERP (the aggregate amount of such payments referred to as the Disability Retirement Benefit), commencing on the first day of the sixth month after termination of employment in the event of a Disability and as soon as administratively practicable in the event of death. All of our Named Executive Officers have elected to receive their benefit in the form of a lump sum, although they were also offered a choice of a single life annuity or an actuarially equivalent joint or survivor annuity.

        In the event of a change in control, as defined in the SERP, a participant who is actively employed on the date of the change in control will be entitled to a lump sum payment equal to the actuarial equivalent present value of a monthly single life annuity equal to (1) the participant's Final Average Compensation, reduced by the participant's estimated future social security benefit (determined as provided under the SERP), multiplied by (2) a fraction (no greater than one), the numerator of which equals the participant's years of service and the denominator of which equals 15, to be paid as soon as administratively practicable following the change in control. In the event that a participant is entitled to a Normal Retirement Benefit or Disability Retirement Benefit at the time of a change in control, all such payments (or any remaining payments, with respect to any participant who is receiving payments under the SERP at the time of the change in control) will be made in a lump sum as soon as administratively practicable following such change in control.

        Participants in the SERP will be prohibited from competing with us or soliciting its employees for a period of twelve months following his or her termination of employment (or, if earlier upon attainment of age 65). Violation of this covenant will result in forfeiture of all benefits under the SERP.

        In 2015, Mr. Ferrari retired and received a lump sum payout of $7,116,759. In addition, see the section entitled Severance and Change in Control Payments to the Co-Chief Executive Officer below for a description of potential additional years of service to be awarded to Dr. Rothblatt pursuant to her employment agreement. There are no other supplementary service recognition or benefit enhancement provisions for our Named Executive Officers.

Rabbi Trust

        In December 2007, our Compensation Committee adopted the United Therapeutics Corporation Supplemental Executive Retirement Plan Rabbi Trust Document (Rabbi Trust Document), providing for the establishment of a trust (Rabbi Trust), the assets of which will be contributed by us and used to pay benefits under the SERP. The Rabbi Trust Document was entered into between our company and Wilmington Trust Company, which will serve as trustee of the Rabbi Trust. The Rabbi Trust is irrevocable, and SERP participants will have no preferred claim on, nor any beneficial ownership interest in, any assets of the Rabbi Trust.

        Currently, the Rabbi Trust does not contain any assets. Generally, we may contribute additional assets to the Rabbi Trust at our sole discretion. However, pursuant to the terms of the Rabbi Trust Document, within five days following the occurrence of a potential change in control (as defined in the Rabbi Trust Document), or if earlier, at least five days prior to the occurrence of a change in control (as defined in the Rabbi Trust Document), we will be obligated to make an irrevocable contribution to the Rabbi Trust in an amount sufficient to pay each SERP participant or beneficiary the benefits to which they would be entitled pursuant to the terms of the SERP on the date on which the change in control occurred. The Rabbi Trust will not terminate until the date on which SERP participants or their beneficiaries are no longer entitled to benefits pursuant to the terms of the SERP.

Potential Payments Upon Termination or Change in Control

        Each of our Named Executive Officers is eligible to receive certain payments and benefits if his or her employment is involuntarily terminated without "Cause", terminated by the executive for "Good Reason", terminated by the executive voluntarily with continued status as a "Senior Advisor" to us, terminated due to disability or death, or terminated in connection with a "Change in Control" of our company in accordance with the applicable terms of their respective employment agreements, change in control severance agreements, the SERP, our equity compensation plans (the EIP and 2015 SIP) and related stock option agreements, and the STAP and related award agreements, as reported in the Potential Payments Upon Termination or Change in Control table below and described in the narrative table that follows. The summary of these benefits is qualified in its entirety by the specific language of the various agreements and plans that have been filed with the SEC. The amounts shown in the Potential Payments Upon Termination or Change in Control table below are estimates of the value of these payments and benefits, assuming that such termination or triggering event was effective as of December 31, 2015. The actual compensation to be paid to a Named Executive Officer can only be determined at the time such Named Executive Officer's employment is terminated and may vary based on factors such as the timing during the year of any such event, our stock price, the executive officer's age, and any changes to our benefit arrangements and policies. In addition to the benefits described below, our Named Executive Officers will be eligible to receive any benefits accrued under our broad-based benefit plans, such as distributions under life insurance and disability benefit plans and accrued vacation pay.

Potential Payments Upon Termination or Change in Control

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause/ Resignation for Good Reason/ Resignation While Continuing as Senior Advisor(1)		Disability	Death	Termination upon a Change in Control	Change In Control without Termination of Employment
Martine Rothblatt
Salary and bonus	$7,606,976		$1,084,400	$1,084,400	$7,606,976	$—
Stock option vesting acceleration(2)	—		—	—	—	—
Supplemental Executive Retirement Plan	11,868,254	(3)	14,338,491	9,530,156	14,520,780	14,520,780
Health and other benefits(4)	120,863		—	—	120,863	—

Total	$19,596,093		$15,442,891	$10,614,556	$22,248,619	$14,520,780

James Edgemond
Salary and bonus	$878,904		$—	$—	$1,200,000	$—
STAP award vesting acceleration(2)	—		111,525	111,525	111,525	111,525
Health and other benefits(5)	—		—	—	46,142	—

Total	$878,904		$111,525	$111,525	$1,357,667	$111,525

John Ferrari(6)
Salary and bonus	$2,428,869		$—	$—	$—	$—
STAP award vesting acceleration(7)	25,108,388		—	—	—	—
Health and other benefits	—		—	—	—	—

Total	$27,537,257		$—	$—	$—	$—

Roger Jeffs
Salary and bonus	$3,174,354		$—	$—	$3,174,354	$—
STAP award vesting acceleration(2)	22,776,601		22,776,601	22,776,601	22,776,601	22,776,601
Supplemental Executive Retirement Plan	—		10,287,337	7,233,486	9,504,408	9,504,408

Total	$25,995,955		$33,063,038	$30,010,087	$35,455,363	$32,281,009

Paul Mahon
Salary and bonus	$2,451,747		$—	$—	$2,451,747	$—
STAP award vesting acceleration(2)	14,206,144		14,206,144	14,206,144	14,206,144	14,206,144
Supplemental Executive Retirement Plan	—		7,944,324	5,393,909	7,226,885	7,226,885

Total	$16,657,891		$22,150,468	$19,600,053	$23,884,776	$21,433,029

David Zaccardelli
Salary and bonus	$2,500,000		$—	$—	$1,600,000	$—
STAP award vesting acceleration(2)			17,043,458	17,043,458	17,043,458	17,043,458
Supplemental Executive Retirement Plan	—		4,263,249	2,943,708	3,362,725	3,362,725
Health and other benefits(5)	—		—	—	46,142	—

Total	$2,500,000		$21,306,707	$19,987,166	$22,052,325	$20,406,183

(1)
Benefits upon termination while continuing as a senior advisor are applicable only to employment agreements with Drs. Rothblatt and Jeffs and Messrs. Mahon and Ferrari.

(2)
The value shown is based on the positive difference between the aggregate exercise price of all accelerated stock options and/or STAP awards and the aggregate market value of the underlying shares calculated based on the closing market price of our common stock on December 31, 2015, $156.61.

(3)
Represents the estimated present value at December 31, 2015 of the retirement benefit payable under Dr. Rothblatt's employment agreement when she reaches age 65 (including credit for three additional years of service). While this benefit is not provided by the SERP itself, the retirement benefits would be calculated in accordance with similar inputs and assumptions as those used for the SERP.

(4)
Represents the estimated value of continued health care benefits for a three-year period after termination, outplacement services for 12 months and the fair value of one currently leased vehicle.

(5)
Represents the estimated value of continued health care benefits for a two-year period after termination and outplacement services equal to $10,000.

(6)
Mr. Ferrari retired in March 2015 and elected to become a senior advisor in accordance with this employment agreement. The table reflects amounts actually received following his retirement.

(7)
The value shown is based on the positive difference between the aggregate exercise price of all accelerated stock options and/or STAP awards and the aggregate market value of the underlying shares calculated based on the closing market price of our common stock on Mr. Ferrari's date of retirement in March 2015, which was $163.30.

Severance and Change in Control Payments to Named Executive Officers

Provision	Terms Applicable to Chairman and Co-CEO	Terms Applicable to Dr. Jeffs and Mr. Mahon
Payments Upon Involuntary Termination without Cause, or Resignation for Good Reason, or Resignation while Continuing as Senior Advisor

•

Lump sum prorated bonus and incentive payment*

•

Lump sum payment equal to 3.0 times base salary + 3.0 times annual cash incentive bonus*

•

Continuation of health care benefits for 36 months, outplacement services for 12 months and the transfer of one currently leased vehicle

•

Lump sum payment of SERP benefits, plus additional retirement benefits at age 65 with credit for three additional years of service

•

Immediate vesting of unvested stock options

• Lump sum payment equal to two times: (i) current base salary; plus (ii) annual cash incentive bonus* • Immediate vesting of unvested stock options and STAP awards
Payments Upon Disability	• Continued payment of current base salary through the end of the calendar year following such disability • Acceleration of SERP benefits	• Immediate vesting of unvested stock options and STAP awards • Acceleration of SERP benefits
Payments Upon Death	• Continued payment of current base salary through the end of the calendar year following such death to Executive's legal representatives • Acceleration of SERP benefits	• Immediate vesting of unvested stock options and STAP awards • Acceleration of SERP benefits
Payments Upon Change in Control without Termination	• Acceleration of SERP benefits • Immediate vesting of unvested stock options (if not assumed)	• Acceleration of SERP benefits • Immediate vesting of unvested stock options and STAP awards (if not assumed)
Payments Upon Termination Following Change in Control	• Same as Payments Upon Involuntary Termination, etc., except that payment of SERP benefits occurs immediately, and is calculated as described above under Supplemental Executive Retirement Plan	• Same as Payments Upon Involuntary Termination, etc. • Acceleration of SERP benefits

*
Payment is equal to greater of payment for the prior year, or the average of such payments for the prior two years.

Provision	Terms Applicable to Mr. Edgemond and Dr. Zaccardelli
Payments Upon Involuntary Termination without Cause	• Lump sum payment equal to base salary through the remainder of the agreement term
Payments Upon Disability	• Continued payment of current base salary through date of termination • Immediate vesting of unvested stock options and STAP awards • Acceleration of SERP benefits
Payments Upon Death	• Immediate vesting of unvested stock options and STAP awards • Acceleration of SERP benefits
Payments Upon Change in Control without Termination	• Acceleration of SERP benefits • Immediate vesting of unvested stock options and STAP awards (if not assumed)
Payments Upon Termination Following Change in Control

•

Payment of a lump sum cash amount equal to two times the sum of (x) base salary plus (y) the highest of (i) the cash bonus paid to the individual for the year immediately preceding the year in which the change in control occurs, (ii) the cash bonus payable to the individual for the year immediately preceding the year in which the termination of employment occurs, or (iii) the individual's annual target cash bonus.

•

Immediate vesting of unvested stock options and STAP awards

•

Acceleration of SERP benefits

•

Continuation of medical benefits for 24 months

•

Outplacement benefits with a value of $10,000

        As used in the tables above, the following terms are generally defined as follows:

  Cause:

  •
  In the case of Dr. Rothblatt, her willful and continued failure to substantially perform her duties, or willfully engaging in gross misconduct that is materially injurious to us.

  •
  In the case of the other Named Executive Officers, (i) failure to perform any of the material terms or provisions of his employment agreement; (ii) negligent or unsatisfactory performance of duties, after notice and the opportunity to correct such performance; (iii) employment- or profession- related misconduct; (iv) conviction of a crime involving a felony, fraud or embezzlement; or (v) misappropriation of our funds or misuse of assets.

  Good Reason:

  •
  In the case of Dr. Rothblatt, without her consent, the occurrence of any of the following: (i) the assignment of any duties that are inconsistent with her position as Chairman and Co-Chief Executive Officer; (ii) a material adverse change in her reporting responsibilities, titles or offices; (iii) failure to re-elect her to any position she held with us; (iv) a reduction in her base salary or failure to increase her salary consistent with certain other executive salary increases; (v) relocation of 25 miles or more or additional substantially more burdensome travel requirements; (vi) failure to continue her as a participant in any bonus or other incentive plans in which she was participating; (vii) failure to keep in effect certain benefit plans and arrangements; (viii) failure to obtain a successor entity's assumption of the employment agreement; (ix) failure to abide by certain provisions in the employment agreement; or (x) any other material breach of the employment agreement.

  •
  In the case of Dr. Jeffs and Mr. Mahon, his authority and responsibilities being materially diminished without cause.

        Change in Control:    Transfer of control of our company (generally, as a result of an acquisition, merger, hostile takeover or any other reason).

PROPOSAL NO. 3
RATIFICATION OF THE APPOINTMENT OF
ERNST & YOUNG LLP AS UNITED THERAPEUTICS CORPORATION'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

        The Audit Committee of our Board has appointed Ernst & Young LLP as our independent registered public accounting firm for the year 2016. Services provided to us and our subsidiaries by Ernst & Young LLP in 2015 are described under the section entitled Principal Accountant Fees and Services below.

        We ask that our shareholders vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, our Board has chosen to submit the ratification of Ernst & Young LLP's appointment to our shareholders as a matter of good corporate practice. In the event our shareholders do not ratify the appointment of Ernst & Young LLP, such appointment will be reconsidered by our Audit Committee and our Board. Even if the appointment of Ernst & Young LLP is ratified, our Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our shareholders.

        Representatives of Ernst & Young LLP are expected to be present at our Annual Meeting to respond to appropriate shareholder questions and to make such statements as they may desire.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

 REPORT OF OUR AUDIT COMMITTEE AND INFORMATION ON OUR
INDEPENDENT AUDITORS

Report of our Audit Committee

        As the members of the Audit Committee, we oversee United Therapeutics' financial reporting process on behalf of our Board of Directors. We are all independent directors under the listing standards of NASDAQ and the independence standards set forth in Rule 10A-3(b)(1) of the Exchange Act. Our Board has determined that Richard Giltner, our Audit Committee Chairman, is an audit committee financial expert as defined under the rules and regulations of the SEC and that each member of our Audit Committee meets the financial sophistication requirement of the NASDAQ listing standards. Our Audit Committee operates under a written charter, which we review periodically and which was adopted by our Board. Our charter is consistent with the provisions of the Sarbanes-Oxley Act of 2002, as well as the corporate governance rules issued by the SEC and NASDAQ, as they relate to audit committee requirements.

        We have met and held discussions with management and our independent auditors. Management is responsible for the financial reporting process and preparation of United Therapeutics' quarterly and annual consolidated financial statements, including maintaining a system of internal controls and disclosure controls and procedures. Our Audit Committee is directly responsible for the appointment, compensation, retention, oversight and termination of our independent auditors. Ernst & Young LLP functioned as our independent auditors for 2015. Ernst & Young LLP is responsible for expressing an opinion on (i) the conformity of our financial statements with generally accepted accounting principles and (ii) our internal control over financial reporting. Our Audit Committee does not prepare financial statements or conduct audits.

        In conjunction with the December 31, 2015, audited consolidated financial statements, we have:

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  reviewed and discussed United Therapeutics' 2015 audited consolidated financial statements with our management and Ernst & Young LLP, including discussions about critical accounting policies, other financial accounting and reporting principles and practices appropriate for us, and the reasonableness of significant judgments;

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  reviewed and discussed management's assessments of the effectiveness of internal controls over financial reporting and Ernst & Young LLP's related assessments and auditing procedures;

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  discussed with Ernst & Young LLP the overall scope of and plans for our audits and reviews. Our Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss our financial reporting processes and internal accounting controls. We have reviewed all important audit findings prepared by Ernst & Young LLP;

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  discussed with Ernst & Young LLP matters that are required to be discussed by applicable Public Company Accounting Oversight Board (PCAOB) requirements. Ernst & Young LLP also provided to our Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding its communications with our Audit Committee concerning independence. We also discussed with Ernst & Young LLP their independence, including any relationships that may have an impact on their objectivity and independence, and satisfied ourselves as to Ernst & Young LLP's independence. We also reviewed and pre-approved the scope and fees for all audit and other services performed by Ernst & Young LLP for us; and

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  met and reviewed with members of senior management and Ernst & Young LLP the certifications provided by our Chairman and Co-Chief Executive Officer and our Chief Financial Officer under the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC relating to these certifications and the overall certification process.

        Based on these reviews and discussions, our Audit Committee recommended to our Board of Directors that our audited consolidated financial statements for 2015 be included in our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC.

Submitted by the Audit Committee: Richard Giltner (Chair) Christopher Patusky Tommy Thompson

Principal Accountant Fees and Services

        Fees for professional services provided by Ernst & Young LLP in each of the last two years in each of the following categories were:

	2015	2014
Audit fees	$1,552,303	$1,321,540
Audit-related fees	16,000	8,400
Tax fees:
Fees for tax compliance services	582,040	525,000
Fees for tax consulting services (including tax advice and tax planning)	231,356	237,000

Total tax fees	813,396	762,000
All other fees	—	—

	$2,381,699	$2,091,940

        Audit fees include the aggregate fees billed for the audit of our consolidated annual financial statements, reviews of our interim consolidated financial statements included in quarterly reports, accounting and financial reporting consultations and services in connection with registration statements. Audit-related fees include the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported as audit fees. Tax fees include the aggregate fees billed for professional services for tax compliance, tax advice and tax planning.

        The Audit Committee of our Board of Directors has considered and determined that the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP's independence. Since Ernst & Young LLP's appointment as our independent registered public accounting firm, our Audit Committee has pre-approved all of the services performed by Ernst & Young LLP.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of our Independent Auditors

        Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services performed by our independent auditors. These services may include audit services, audit-related services, tax services and other services. For audit services, our independent auditor provides an engagement letter to our Audit Committee prior to commencing its second-quarter review work, which letter outlines the scope of the proposed audit and audit-related fees. Our Audit Committee reviews the letter and negotiates with and formally engages the auditor.

        For non-audit services, our senior management may from time to time recommend to our Audit Committee that it engage our independent auditor to provide non-audit services, and request our Audit Committee to approve such engagement. Our senior management and our independent auditor will each confirm to our Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget estimating non-audit service spending for the fiscal year will be provided to our Audit Committee along with the request. Our Audit Committee must approve the permissible non-audit services and the budget for such services. Our Audit Committee will be informed periodically as to the non-audit services actually provided by our independent auditor pursuant to this pre-approval process.

 OTHER MATTERS

Certain Relationships and Related Party Transactions

  Review and Approval of Related Party Transactions

        We have adopted a written policy for review of transactions, arrangements and relationships between our company and our directors, director nominees, executive officers, greater-than-five-percent shareholders, and their immediate family members where the amount involved exceeds $100,000. The policy provides that our Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, our Audit Committee takes into account, among other things, whether the transaction is on terms that are no less favorable to our company than terms generally available to an unaffiliated third party under similar circumstances and the extent of the related person's interest in the transaction. The policy also provides the Chairman of our Audit Committee with the authority to approve or ratify transactions in which the amount involved is expected to be less than $500,000. Information on transactions approved or ratified by the Chair of our Audit Committee is provided to our Audit Committee at its next regularly scheduled meeting.

        Our Audit Committee has considered and adopted standing pre-approvals under the policy for certain limited transactions with related persons that meet specific criteria. Information on transactions subject to pre-approval is provided to our Audit Committee at its next regularly scheduled meeting. Pre-approved transactions are limited to:

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  executive officers' compensation that is subject to required proxy statement disclosure or Compensation Committee approval;

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  director compensation that is subject to required proxy statement disclosure;

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  certain transactions with other companies and certain charitable contributions that do not exceed the greater of $200,000 or 5% of the other company's or non-profit organization's total annual revenues or receipts; and

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  transactions where all shareholders receive proportional benefits.

  Other Relationships

        In 2000, we entered into a research agreement with the University of Oxford and an agreement for consulting services with Isis Innovation Limited (formerly Oxford University Consulting) with respect to the development of our iminosugar antiviral platform. The research agreement has been amended several times. In August 2010, we amended the research agreement to extend its term through September 30, 2016 and to decrease the payments by approximately $4,600 to $57,000 per month. In addition, pursuant to the August 2010 amendment we agreed to fund additional work to support our antiviral program for the sum of $176,900 (based on the then-prevailing exchange ratio). In December 2012, we further amended our research agreement with Oxford to include additional work supporting the development of our virology platform, in exchange for an additional $871,000 in the aggregate (using the exchange rate as of the amendment date) in thirty-six equal installments beginning in January 2013. Under exclusive licenses issued in accordance with the research agreement, we were required to pay the University of Oxford a royalty equal to 1.5% percent of net sales of products arising under these agreements, less certain offsets. In April 2015, we extended the research agreement through September 30, 2021, under which we agreed to make monthly payments to Oxford of (i) approximately £31,000 (approximately $46,000) beginning April 1, 2015 and ending on September 1, 2021; and (ii) an additional £15,000 (approximately $22,000) beginning April 1, 2015 and ending on December 31, 2015. We paid approximately $800,000 to Oxford in 2015 under our research agreement and related amendments. In December 2015, we sold the rights to our glycobiology antiviral platform, and as such, we are no longer a party to the research and consulting services agreements described above.

        In March 2006, we entered into an agreement with the University of Oxford to fund an annual lecture in virology at the University of Oxford through 2022. Under this agreement, we are obligated to make 16 annual payments of $27,600, totaling $442,200 (using the exchange rate as of the date of the agreement). We did not make any payments to Oxford during 2015 under this Agreement. This contract was not transferred in connection with the sale of our glycobiology antiviral platform discussed above.

        Our director Raymond Dwek is a co-discoverer of our iminosugar platform, was a co-principal investigator under our research agreement with the University of Oxford, and is Director of the Glycobiology Institute and Professor of Glycobiology at the University of Oxford. Our Board and Nominating and Governance Committee each periodically review our agreements with the University of Oxford in light of Professor Dwek's membership on our Board. As described above under Director Independence, our Board has determined not to designate Professor Dwek as "independent" under the NASDAQ listing standards in an abundance of caution. Our Audit Committee approved these transactions and determined that these transactions do not constitute related party transactions with respect to Professor Dwek.

        From time to time, we employ family members of certain executive officers. During 2015, none of these employees received compensation with a value in excess of $120,000.

Beneficial Ownership of Common Stock

        The following table sets forth certain information as of April 11, 2016 (unless otherwise noted), with respect to the beneficial ownership of our common stock by: (i) each person or entity who we know beneficially owns more than 5% of the outstanding shares of our common stock; (ii) each director and director nominee; (iii) each of our Named Executive Officers (which, for 2015, included our Chairman and Co-Chief Executive Officer, our former Chief Financial Officer (through his retirement on March 13, 2015), our Chief Financial Officer and Treasurer, our President and Co-Chief Executive Officer, our Executive Vice President and General Counsel and our Executive Vice President and Chief Operating Officer); and (iv) all of our directors and executive officers as a group. Unless otherwise noted, the address of each person listed below is our corporate address. In accordance with SEC rules, the number of shares of common stock beneficially owned and the percentage of outstanding shares shown in this table exclude any STAP awards held by our directors and executive officers because they are cash-settled awards that do not involve the issuance of shares of common stock.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares(2)	Vested STAP Awards(3)
BlackRock, Inc.(4)	6,976,842	15.6%	—
55 East 52nd Street,
New York, New York 10055
FMR, LLC(5)	4,411,866	9.9%	—
245 Summer Street,
Boston, Massachusetts 02210
The Vanguard Group(6)	3,357,551	7.5%	—
100 Vanguard Boulevard,
Malvern, PA 19355
Martine Rothblatt(7)	3,416,439	7.2%	—
Scopia Capital Management LP(8)	2,848,583	6.4%	—
152 West 57th Street, 33rd Floor
New York, NY 10019
Richard Giltner(9)	45,000	*	60,000
Paul Mahon	35,221	*	475,312
Tommy Thompson(10)	28,500	*	57,000
Roger Jeffs(11)	27,259	*	231,062
Christopher Patusky(12)	16,300	*	61,500
Louis Sullivan(13)	15,000	*	75,000
Raymond Dwek(14)	6,000	*	75,000
David Zaccardelli	1,542	*	132,250
Christopher Causey(15)	1,183	*	57,000
James Edgemond	67	*	16,245
John Ferrari	—	*	156,250
Ray Kurzweil	—	*	33,750
Katherine Klein	—	*	29,375
Judy Olian	—	*	—
All directors and executive officers as a group (14 persons)(16)	3,592,511	7.5%	1,459,744

*
Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes ownership of those shares over which the person has sole or shared voting or investment power. Beneficial ownership also includes ownership of shares of our common stock subject to rights, options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days after April 11, 2016. Except where indicated otherwise, and subject to community property laws where applicable, to our knowledge, the persons listed in the table above have sole voting and investment power with respect to their shares of our common stock.

(2)
Ownership percentage is based on 44,760,595 shares of our common stock outstanding on April 11, 2016, plus, as to the holder thereof and no other person, the number of shares (if any) that the person has the right to acquire as of April 11, 2016, or within 60 days thereafter, through the exercise of stock options or other similar rights.

(3)
Represents the number of outstanding, vested STAP awards on April 11, 2016. None of the individuals in the table above have STAP awards scheduled to vest within 60 days after April 11, 2016. Because STAP awards are cash-settled and do not involve the issuance of shares of stock, they are excluded from the other columns of this table.

(4)
Beneficial ownership information obtained from a Schedule 13G/A filed by BlackRock, Inc. on January 8, 2016 reporting beneficial ownership as of December 31, 2015. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power over 6,124,340 shares, shared voting power over zero shares, sole investment power over 6,976,842 shares, and shared investment power over zero shares.

(5)
Beneficial ownership information obtained from a Schedule 13G/A filed by FMR LLC on February 12, 2016, reporting beneficial ownership as of December 31, 2015. According to the Schedule 13G/A, FMR LLC has sole voting power over 28,478 shares, shared voting power over zero shares, sole investment power over 4,411,866 shares, and shared investment power over zero shares.

(6)
Beneficial ownership information obtained from a Schedule 13G/A filed by the Vanguard Group on February 11, 2016, reporting beneficial ownership as of December 31, 2015. According to the Schedule 13G/A, the Vanguard Group has sole voting power over 42,677 shares, shared voting power over 4,800 shares, sole investment power over 3,307,374 shares, and shared investment power over 50,177 shares.

(7)
Includes currently exercisable options to purchase 2,791,002 shares. Also includes 625,031.05 shares held indirectly by trust and 166 shares held by Dr. Rothblatt's spouse.

(8)
Beneficial ownership information obtained from a Schedule 13G/A filed by Scopia Capital Management LP on February 16, 2016, reporting beneficial ownership as of December 31, 2015. According to the Schedule 13G/A, Scopia Capital Management LP, Scopia Management, Inc., Matthew Sirovich and Jeremy Mindich beneficially own the shares reported in the table above, and each has sole voting power over zero shares, shared voting power over 2,848,583 shares, sole investment power over zero shares, and shared investment power over 2,848,583 shares.

(9)
Includes currently exercisable options to purchase 45,000 shares.

(10)
Includes currently exercisable options to purchase 28,500 shares.

(11)
Includes 6,773 shares held by a family limited liability company of which Dr. Jeffs and his spouse are managing members and 19,760 shares held indirectly by trust.

(12)
Includes currently exercisable options to purchase 15,000 shares. Also includes 1,300 shares held in a family trust with Mr. Patusky as trustee.

(13)
Includes currently exercisable options to purchase 15,000 shares.

(14)
Includes currently exercisable options to purchase 6,000 shares.

(15)
Includes currently exercisable options to purchase 1,183 shares. Also includes 675 shares held jointly by Mr. Causey and his children.

(16)
Includes currently exercisable options to purchase 2,900,502 shares. Excludes Mr. Ferrari, who retired as our Chief Financial Officer in March 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, executive officers and 10% shareholders to file reports of ownership of our equity securities with the SEC and to furnish copies of all such reports to us. We routinely assist our officers and directors in preparing and filing these reports. To our knowledge, based on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that for the year ended December 31, 2015, all reporting persons filed the required reports on a timely basis under Section 16(a), with the exception of the following untimely filings, which resulted from administrative error:

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  On February 18, 2015, Martine Rothblatt exercised 2,211 stock options. This transaction was reported on a Form 4 on February 24, 2015.

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  On January 2, 2015, Roger Jeffs and David Zaccardelli were awarded 100,000 and 37,500 share tracking awards, respectively. These transactions were reported on two separate Forms 4 on March 13, 2015.

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  On August 15, 2014, Roger Jeffs exercised 10,000 stock options. This transaction was reported on a Form 4 on May 19, 2015.

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  On May 21, 2015, Roger Jeffs exercised 10,000 share tracking awards. This transaction was reported on a Form 4 on May 27, 2015.

Shareholder Proposals and Director Nominations

  Proposals for Inclusion in the Proxy Statement for the 2017 Annual Meeting

        Shareholder proposals intended for inclusion in our Proxy Statement and form of proxy for our 2017 annual meeting of shareholders must be received by us by overnight mail, acceptance signature required, at the address indicated below no later than 5:00 p.m. Eastern Time on January 6, 2017, and must otherwise comply with the rules of the SEC for inclusion in our Proxy Statement and form of proxy relating to that meeting.

  Director Nominees for Inclusion in the Proxy Statement for the 2017 Annual Meeting

        In 2015, we amended our By-laws to implement proxy access, which allows a shareholder or a group of up to 20 shareholders owning shares representing at least 3% of the outstanding voting stock of our company entitled to vote in the election of directors continuously for at least three years, to nominate and include in our Proxy Statement their own director nominees constituting up to 20% of the total number of directors then serving on our Board (or up to 25% if fewer than 10 directors are then serving on our Board), provided that the shareholder(s) and the nominee(s) satisfy the requirements in our By-laws. Notice of director nominees submitted under these By-law provisions must include the information required under our By-laws. Such notice must be received by our Corporate Secretary at the address indicated below no earlier than the close of business on December 7, 2016 and no later than the close of business on January 6, 2017 unless the date of the 2017 annual meeting is more than thirty (30) days before or forty-five (45) days after the anniversary of the Annual Meeting, in which case such notice must be received by our Corporate Secretary no later than the close of business on the later of the one hundred twentieth (120th) day prior to the 2017 annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of the 2017 annual meeting is first made.

  Other Proposals or Nominees for Presentation at the 2017 Annual Meeting

        In order for a shareholder to bring other business before the 2017 annual meeting of shareholders, including shareholder proposals and director nominations that are not submitted for inclusion in our Proxy Statement, our By-laws require that the shareholder give timely notice of the proposal or nomination, as applicable, to our Corporate Secretary at the address indicated below in advance of the meeting. Such notice must be given no less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary of the Annual Meeting unless the date of the 2017 annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than thirty (30) days from the anniversary of the Annual Meeting, in which case notice of a proposal or nomination, as applicable, must be received by our Corporate Secretary no later than the close of business on the later of the sixtieth (60th) day prior to the 2017 annual meeting or the tenth (10th) day following the date on which public announcement of the date of the 2017 annual meeting of shareholders is first made. Accordingly, for the 2017 annual meeting, notice of a proposal or nomination, as applicable, must be received by our Corporate Secretary no later than March 23, 2017 and no earlier than February 21, 2017. In addition, the notice of such proposal or nomination must meet all other requirements contained in our By-laws. These requirements are separate from the requirements a shareholder must meet to have a proposal or director nomination included in our Proxy Statement. If a shareholder fails to meet these requirements or fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote on any such proposal or nomination in accordance with our best judgment.

        All notices of proposals or nominations, as applicable, must be given in writing to our Corporate Secretary by e-mail at corporatesecretary@unither.com, by facsimile at (202) 483-4006 or by overnight mail, acceptance signature required, to United Therapeutics Corporation, Attention: Corporate Secretary, 1040 Spring Street, Silver Spring, Maryland 20910.

Other Business

        Management knows of no matters to be presented for action at the Annual Meeting other than as described above. However, if any other matter properly comes before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such matters in accordance with their judgment of the best interests of our company.

Shareholders Sharing the Same Address

        SEC rules permit the delivery of a single copy of a company's annual report and Proxy Statement, or Notice of Internet Availability, as applicable, to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses.

        The bank, broker, trust or other holder of record for any shareholder who is a beneficial owner, but not the record holder, of United Therapeutics shares may deliver only one copy of our 2015 Annual Report on Form 10-K and this Proxy Statement, or one copy of the Notice of Internet Availability, as applicable, to multiple shareholders who share the same address, unless the bank, broker, trust or other holder of record has received contrary instructions from one or more of the shareholders. Beneficial owners sharing an address who are receiving multiple copies of the 2015 Annual Report on Form 10-K and this Proxy Statement, or the Notice of Internet Availability, as applicable, and who would prefer to receive a single copy in the future should contact their bank, broker, trust or other holder of record to request delivery of a single copy in the future.

        Our 2015 Annual Report on Form 10-K and this Proxy Statement are available at our web site at http://ir.unither.com/annual-proxy.cfm. We will deliver promptly upon written or oral request a separate copy of the 2015 Annual Report on Form 10-K and this Proxy Statement, or the Notice of Internet Availability, as applicable, to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of these materials, now or in the future, write to: Investor Relations, 1040 Spring Street, Silver Spring, Maryland 20910 or call (301) 608-9292 and ask for Investor Relations.

Annual Report

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2015, has been delivered or made available concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at our Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. Shareholders may obtain printed copies of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, without charge by mailing a request to United Therapeutics Corporation, Attention: Investor Relations, 1040 Spring Street, Silver Spring, Maryland 20910. Our copying costs will be charged if copies of exhibits to the Annual Report on Form 10-K are requested. An electronic copy is available on our website: http://ir.unither.com/annual-proxy.cfm.

Attending the Annual Meeting

        If you attend the Annual Meeting in person, you will be asked to present valid, government-issued photo identification, such as a driver's license. If you are a holder of record, the top half of your proxy card or your Notice of Internet Availability is your admission ticket. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your shares held in street name in person, you must get a legal proxy in your name from the broker, bank or other nominee that holds your shares, and submit it with your vote.

        Attendance at the Annual Meeting is limited to shareholders of United Therapeutics as of the Record Date and their proxy holders or representatives. Each shareholder may appoint only one proxy holder or representative to attend the Annual Meeting on his or her behalf.

ANNEX A
Non-GAAP Financial Information

        This Proxy Statement contains a financial measure, non-GAAP earnings, that does not comply with United States generally accepted accounting principles (GAAP). Non-GAAP earnings is defined as net income, adjusted for the following charges, which are presented net of our annual effective income tax rate, as applicable: (1) interest expense; (2) license fees; (3) depreciation and amortization; (4) impairment charges; and (5) share-based compensation expense (stock option, share tracking award and employee stock purchase plan). For 2015, we also adjusted non-GAAP earnings to eliminate the gain (net of our annual effective income tax rate) resulting from the sale of the Pediatric Priority Review Voucher that we received from the FDA in connection with the approval of Unituxin in September 2015. This measure supplements our financial results prepared in accordance with GAAP.

        We use non-GAAP earnings to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources in an effort to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) assessing our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure improves investors' understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, our calculation of this non-GAAP financial measure may differ from the methodology used by other companies. The presentation of this non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

        A reconciliation of net income to non-GAAP earnings is presented below (in thousands, except per share data):

Year Ended December 31, 2015
Net income, as reported	$651,639
Adjust for the following charges(1):
Interest expense	2,949
License fees	—
Depreciation and amortization	20,502
Share-based compensation expense	174,531
Gain on sale of intangible asset	(217,966)

Non-GAAP earnings	$631,655

(1)
Non-GAAP earnings adjustments are presented net of the impact of our actual effective income tax rate of approximately 38 percent for the year ended December 31, 2015.

A-1

. Admission Ticket Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 8:00 a.m., Eastern Time, on June 21, 2016. Vote by Internet • Go to www.investorvote.com/UTHR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED IN PROPOSAL 1, AND A VOTE “FOR” THE APPROVAL OF PROPOSALS 2 AND 3. + ForAgainst Abstain 1. Election of Directors Nominees: 1a - Christopher Causey 1b - Richard Giltner 1c - Judy Olian For Against Abstain 2. Advisory resolution to approve executive compensation. Should the undersigned be present and elect to vote at the annual meeting of shareholders or at any adjournment or postponement thereof and after notification to United Therapeutics Corporation at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. 3. Ratification of the appointment of Ernst & Young LLP as United Therapeutics Corporation’s independent registered public accounting firm for 2016. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as the name(s) appears on this proxy card. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give your full title. If shares are held jointly, each holder should sign. If shareholder is a corporation, the signature should be that of an authorized officer, who should indicate his or her title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 02BY3D Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. 2016 Annual Meeting Admission Ticket United Therapeutics Corporation 2016 Annual Meeting of Shareholders June 21, 2016, 9:00 a.m. local time 1110 Spring Street, Silver Spring, MD 20910 If you plan to attend the annual meeting, please bring this admission ticket with you. This ticket admits the shareholder. All meeting attendees must present valid government-issued photo identification. For your safety, all personal belongings or effects including bags, purses, and briefcases are subject to inspection. With the exception of purses and notepads, no personal items such as briefcases or bags, of any type, may be carried into the meeting area. The use of photographic and recording devices is prohibited in the building. Cell phone use is permitted only in the first floor lobby. The meeting location is accessible to disabled persons. Space is limited, and shareholders will be admitted on a first-come, first-served basis. Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on June 21, 2016 The Proxy Statement and the 2015 Annual Report to Shareholders on Form 10-K are available at: http://ir.unither.com/annual-proxy.cfm q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — UNITED THERAPEUTICS CORPORATION Proxy for the 2016 Annual Meeting of Shareholders to be Held on June 21, 2016 This proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints Martine Rothblatt and Paul Mahon, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of United Therapeutics Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of shareholders of our company to be held on June 21, 2016 at 9:00 a.m. local time at 1110 Spring Street, Silver Spring, MD 20910, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ITEMS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR JUDGMENT. AT PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING OF SHAREHOLDERS. The undersigned acknowledges receipt from United Therapeutics Corporation prior to the execution of this proxy of the notice of annual meeting of shareholders, a Proxy Statement and a 2015 Annual Report on Form 10-K. PLEASE DATE, SIGN AND MAIL THIS PROXY PROMPTLY

. + Vote by Internet • Go to www.investorvote.com/UTHR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Important Notice Regarding the Availability of Proxy Materials for the United Therapeutics Corporation Shareholder Meeting to be Held on June 21, 2016 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and 2015 annual report to shareholders on Form 10-K are available at: www.investorvote.com/UTHR Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 1: Go to www.investorvote.com/UTHR. Step 2: Click on the icon on the right to view current meeting materials. Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. Q When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before June 11, 2016 to facilitate timely delivery. + 02BY5C Shareholder Meeting Notice & Admissions Ticket IMPORTANT ANNUAL MEETING INFORMATION

. The United Therapeutics Annual Meeting of Shareholders will be held on June 21, 2016 at 1110 Spring Street, Silver Spring, MD 20910, at 9:00 a.m. Eastern Time. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends a vote FOR each of the nominees named in Proposal 1 and FOR Proposals 2 and 3: 1. 2. 3. Election of Directors: Christopher Causey, Richard Giltner and Judy Olian. Advisory resolution to approve executive compensation. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. 2016 Annual Meeting Admission Ticket United Therapeutics Corporation 2016 Annual Meeting of Shareholders June 21, 2016, 9:00 a.m. local time 1110 Spring Street, Silver Spring, MD 20910 If you plan to attend the annual meeting, please bring this admission ticket with you. This ticket admits the shareholder. All meeting attendees must present valid government-issued photo identification. For your safety, all personal belongings or effects including bags, purses, and briefcases are subject to inspection. With the exception of purses and notepads, no personal items such as briefcases or bags, of any type, may be carried into the meeting area. The use of photographic and recording devices is prohibited in the building. Cell phone use is permitted only in the first floor lobby. The meeting location is accessible to disabled persons. Space is limited, and shareholders will be admitted on a first-come, first-served basis. Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. g Internet – Go to www.investorvote.com/UTHR. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. Email – Send email to investorvote@computershare.com with “Proxy Materials United Therapeutics Corporation” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by June 11, 2016. g g 02BY5C Shareholder Meeting Notice & Admissions Ticket